Exhibit10.3

Prudential Loan No. 706108165

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) dated as of March 31, 2009, is made and entered into by and between FELCOR/CSS (SPE), L.L.C., a Delaware limited liability company (“Borrower”), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Lender”).

RECITALS:

Lender has agreed to make a Loan (defined below) to Borrower in the principal amount of up to ONE HUNDRED TWENTY MILLION AND 00/100 DOLLARS ($120,000,000.00) to refinance the existing loan encumbering the Embassy Suites hotel projects situated on the real property legally described on Exhibit A-1 through Exhibit A-7.

The parties desire to enter into this Agreement in order to set forth their respective rights and obligations in connection with the administration of the Loan.

NOW, THEREFORE, IN CONSIDERATION of the foregoing recitals, and the mutual covenants and promises of the parties contained in this Agreement, the parties agree as follows:

1.	GENERAL DEFINITIONS

Section 1.01    Loan Documents Defined Terms. Capitalized terms which are not otherwise defined in this Agreement shall have the same meaning given to such terms in the Instruments (defined below) or other Documents in which such terms are expressly defined.

Section 1.02    General Terms. In addition to other capitalized terms defined herein, when used herein the terms set forth on Schedule 1 attached hereto shall have the respective meanings set forth on Schedule 1.

2.	LOAN TERMS

Section 2.01    The Loan. Lender agrees to make the Loan to Borrower subject to the terms and conditions of this Agreement and the Documents, and Borrower agrees to repay the Loan in accordance with the terms and conditions of this Agreement and the Documents.

Section 2.02    Disbursements. The Loan shall be disbursed in two disbursements, subject to compliance with the terms of this Agreement. Concurrently herewith, Lender shall disburse $118,292,600.00 (the “First Disbursement”). The second disbursement in the amount of $1,707,400.00 (the “Second Disbursement”) shall be made upon satisfaction of the following requirements:

(a)	The Second Disbursement shall occur on or before the Outside Date;
(b)

The Second Disbursement shall occur upon no less than five (5) business days written notice from Borrower to Lender, which notice shall be accompanied by a certification from Borrower, together with evidence reasonably satisfactory to Lender, that Borrower’s affiliates closed on a first mortgage term loan for approximately $200,000,000, the

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proceeds of which are being used to repay an existing line of credit facility of Borrower’s affiliates, thereby extinguishing applicable covenants set forth therein (collectively, the “Refinance”). Lender and Borrower agree that a copy of the disbursement or settlement statement issued by the applicable title insurance company providing lender’s title insurance on the Refinance executed on behalf of the title company and the borrower and lender under the Refinance shall be deemed to be satisfactory evidence of the closing of the Refinance.

(c)

At the time of the Second Disbursement, there is no Event of Default under the Documents (or no event which with the passage of time or the giving of notice or both, would constitute an Event of Default);

(d)

Unless each title policy issued at Closing and insuring the first lien of the Instruments provides affirmative coverage that the Second Disbursement shall have priority over intervening liens, Borrower shall cause to be delivered to Lender an endorsement to the title policy insuring the first lien of the Instruments in the total principal amount of the Loan;

(e)	Borrower shall execute and deliver any documents Lender shall reasonably require to evidence the Second Disbursement;
(f)	Borrower shall pay all legal fees and expenses, recording costs, mortgage taxes and intangible taxes, if any.

If the Second Disbursement shall not occur by the Outside Date, (i) Borrower shall have no further right to receive, and Lender shall have no obligation to fund, the Second Disbursement or any portion thereof, (ii) Borrower will not owe Lender any fees, including any Prepayment Premium, with respect to the unfunded Second Disbursement, (iii) the Principal Amount of the Loan shall be the amount of the First Disbursement (subject to reduction due to normal scheduled principal repayments from amortization and in connection with repayments as provided for in Section 5.03 below), and (iv) the Allocated Loan Amounts shall be the Allocated Loan Amounts (before Second Disbursement) as reflected in the Exhibit B attached hereto.

Section 2.03    Payments. Payments on the Loan shall be made as provided in the Notes. All payments due under the Documents shall be paid by wire transfer of immediately available funds to an account of Lender as directed by Lender from time to time.

Section 2.04    Application of Payments. Until an Event of Default occurs, all payments received under the Notes shall be applied in the following order: (a) to unpaid Daily Charges, Late Charges and costs of collection; (b) to any Prepayment Premium due; (c) to interest due on the Balance (as defined in the Notes); and (d) then to the Balance. After an Event of Default, all payments shall be applied in any order determined by Lender in its sole discretion.

Section 2.05    Late Charges. If any scheduled payment due under the Notes is not fully paid by its Due Date (other than the principal payment due on the Maturity Date), a charge of $500.00 per day (the “Daily Charge”) shall be assessed for each day that elapses from and after the Due Date until such payment is made in full (including the date payment is made); provided, however, that if any such payment, together with all accrued Daily Charges, is not fully paid by the fourteenth (14th) day following the applicable Due Date, a late charge equal to the lesser of (i) four percent (4%) of such payment or (ii) the maximum amount allowed by law (the “Late Charge”) shall be assessed and be immediately due and payable. The Late Charge shall be payable in lieu of Daily Charges that shall have accrued. The Late Charge may be assessed only once on each overdue payment. These charges shall be paid to defray the expenses incurred by Lender in handling and processing such delinquent payment(s) and to compensate Lender for the loss

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of the use of such funds. The Daily Charge and Late Charge shall be secured by the Documents. The imposition of the Daily Charge, Late Charge, and/or requirement that interest be paid at the Default Rate shall not be construed in any way to (i) excuse Borrower from its obligation to make each payment under the Notes promptly when due or (ii) preclude Lender from exercising any rights or remedies available under the Documents upon an Event of Default.

Section 2.06    Security. The Loan shall be secured by the Instruments creating a first lien on each Individual Property, the Assignments of Leases and the other Documents. The parties intend that the Notes, Instruments and other Documents encumbering the Individual Property and evidencing and securing the Allocated Principal Amount for each Individual Property shall be fully cross-collateralized and cross-defaulted. The cross-collateral and cross-default nature of the Loan shall not be released with respect to any Allocated Principal Amount for any Individual Property, notwithstanding that such Allocated Principal Amount may be paid in full, unless and until the conditions for obtaining a partial release set forth in Section 5.03 below shall have been satisfied.

Section 2.07    Prepayment. The Loan may be prepaid, in whole or in part, upon at least thirty (30) days’ prior written notice to Lender and upon payment of all accrued interest (and other Obligations due under the Documents) and a prepayment premium (“Prepayment Premium”) equal to the greater of (a) the product of one percent (1%) of the principal amount being prepaid multiplied by the quotient of (i) the number of full months remaining until the Maturity Date, calculated as of the prepayment date, divided by (ii) sixty (60), or (b) the Present Value of the Loan less the amount of principal and accrued interest (if any) being prepaid, calculated as of the prepayment date. The Prepayment Premium shall be due and payable, except as provided in this Agreement or as limited by law, upon any prepayment of the Loan, whether voluntary or involuntary, and Lender shall not be obligated to accept any prepayment of this Note unless it is accompanied by the Prepayment Premium, all accrued interest and all other Obligations due under the Documents. Lender shall notify Borrower of the amount of and the calculation used to determine the Prepayment Premium. Borrower agrees that (a) Lender shall not be obligated to actually reinvest the amount prepaid in any Treasury obligation and (b) the Prepayment Premium is directly related to the damages that Lender will suffer as a result of the prepayment. The “Present Value of the Loan” shall be determined by discounting all scheduled payments remaining to the Maturity Date attributable to the amount being prepaid at the Discount Rate. If prepayment occurs on a date other than a Due Date, the actual number of days remaining from the date of prepayment to the next Due Date will be used to discount within this period. Notwithstanding the foregoing, no Prepayment Premium shall be due if this Note is prepaid during the last thirty (30) days prior to the Maturity Date. With respect to the foregoing provisions, Borrower hereby expressly agrees as follows:

(a)    The Note Rate (as defined in the Notes) has been determined based on the sum of (i) the Treasury Rate in effect at the time the Note Rate was determined under the Loan Application submitted to Lender, plus (ii) an interest rate spread over such Treasury Rate, which together represent Lender’s agreed-upon return for making the proceeds of the Loan hereunder available to Borrower over the term of such Loan.

(b)    The determination of the Note Rate, and in particular the aforesaid interest rate spread, were based on the expectation and agreement of Borrower and Lender that the principal sums advanced hereunder would not be prepaid during the term of the Loan, or if any such prepayment occurs, the Prepayment Premium (calculated in the manner set forth above) would apply (except as expressly permitted by this Agreement).

(c)    The Lender’s business involves making financial commitments to others based in part on the returns it expects to receive from the Loan and other similar loans made by Lender, and Lender’s financial performance as a business depends not only on the returns from each loan or

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investment it makes but also upon the aggregate amounts of the loans and investments it is able to make over any given period of time.

(d)    In the event of a prepayment hereunder, Lender will be required to redeploy the funds received into other loans or investments, which (i) may not provide a return to Lender comparable to the return Lender anticipates based on the Note Rate and (ii) may reduce the total amount of loans or investments Lender is able to make during the term of the Loan, which in turn may impair the profitability of Lender’s business. Therefore, in order to compensate Lender for the potential impact and risks to its business of prepayments under this Note, Lender has limited the Borrower’s right to prepay this Note and has offered the method of calculation of the Prepayment Premium set forth above.

(e)    Borrower acknowledges that Lender could have restricted prepayments for a portion of the term of the Loan or determined that it would not permit prepayments altogether under the Notes during its term, and therefore, in electing to permit prepayments hereunder, Lender is entitled to determine and negotiate the terms on which it will accept prepayments of its loans.

Therefore, in consideration of Lender’s agreement to the Note Rate set forth herein, and in recognition of Lender’s reliance on the prepayment provisions of this Agreement (including the method of calculating the Prepayment Premium), Borrower agrees that the manner of calculation of the Prepayment Premium set forth in this Agreement represents bargained-for compensation to Lender for granting to Borrower the privilege of prepaying the Notes on the terms set forth herein and for the potential loss of future income to Lender arising from having to redeploy the amounts prepaid under the Notes into other loans or investments. As such, the Prepayment Premium constitutes reasonable compensation to Lender for making the Loan on the terms reflected in the Notes and does not represent any form of damages (liquidated or otherwise), nor does it represent a penalty.

Section 2.08    Use of Proceeds. Borrower shall use the proceeds of the Loan to repay and discharge any existing loans relating to the Property and pay costs and expenses incurred in connection with the closing of the Loan. The balance, if any, shall be distributed to Borrower and may be disbursed by Borrower in its discretion.

3.	REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender as follows:

Section 3.01    Title, Legal Status and Authority. Borrower (i) is seised of the Land and Improvements in fee simple and has good and marketable title to each Individual Property, free and clear of all liens, charges, encumbrances, and security interests, except the respective Permitted Encumbrances (as such term is defined in each Instrument); (ii) will forever warrant and defend its title to the Property and the validity, enforceability, and priority of the lien and security interest created by this Instrument against the claims of all persons; (iii) is a limited liability company duly organized, validly existing, and in good standing and qualified to transact business under the laws of its state of organization or incorporation (“Organization State”) and the state where each Individual Property is located; and (iv) has all necessary approvals, governmental and otherwise, and full power and authority to own its properties (including the Property) and carry on its business.

Section 3.02    Validity of Documents. The execution, delivery and performance of the Documents and the borrowing evidenced by the Notes (i) are within the power of Borrower; (ii) have been authorized by all requisite action; (iii) have received all necessary approvals and consents; (iv) will not violate, conflict with, breach, or constitute (with notice or lapse of time, or both) a default under (1) any law, order or

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judgment of any court, governmental authority, or the governing instrument of Borrower or (2) any indenture, agreement, or other instrument to which Borrower is a party or by which it or any of its property is bound or affected; (v) will not result in the creation or imposition of any lien, charge, or encumbrance upon any of its properties or assets except for those in the Instruments; and (vi) will not require any authorization or license from, or any filing with, any governmental or other body (except for the recordation of the Instruments, the Assignments and Uniform Commercial Code (“U.C.C.”) filings). The Documents constitute legal, valid, and binding obligations of Borrower.

Section 3.03    Litigation. There is no action, suit, or proceeding, judicial, administrative, or otherwise (including any condemnation or similar proceeding), pending or, to the best knowledge of Borrower, threatened or contemplated against, or affecting, any Individual Property or Borrower which would have a material adverse effect on any Individual Property or Borrower’s ability to perform its obligations.

Section 3.04	Status of Property.

          (a)       The Land and Improvements are not located in an area identified by the Secretary of Housing and Urban Development, or any successor, as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as each have been or may be amended, or any successor law (collectively, the “Flood Acts”) or, if located within any such area, Borrower has and will maintain the insurance prescribed in Section 4.06 below.

          (b)       Borrower has all necessary (i) certificates, licenses, and other approvals, governmental and otherwise, for the operation of the Property and the conduct of its business and (ii) zoning, building code, land use, environmental and other similar permits or approvals, all of which are currently in full force and effect and not subject to revocation, suspension, forfeiture, or modification. The Property and its use and occupancy is in compliance with all Laws and Borrower has received no notice of any violation or potential violation of the Laws which has not been remedied or satisfied.

          (c)       Each Individual Property is served by all utilities (including water and sewer) required for its use.

          (d)       All public roads and streets necessary to serve each Individual Property for its use have been completed, are serviceable, are legally open, and have been dedicated to and accepted by the appropriate governmental entities.

(e)	Each Individual Property is free from damage caused by fire or other casualty.

          (f)        All costs and expenses for labor, materials, supplies, and equipment used in the construction of the Improvements have been paid in full except for the Permitted Encumbrances.

          (g)       Borrower owns and has paid in full for all furnishings, fixtures, and equipment (other than tenants’ property) required for the operation of the each Individual Property as a hotel, free of all security interests, liens, or encumbrances except the Permitted Encumbrances and those created by the Instruments.

          (h)       Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot(s), separate from any adjoining land or improvements, and no other land or improvements are assessed and taxed together with any of the Individual Properties.

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Section 3.05    Tax Status of Borrower. Borrower is a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Internal Revenue Code of 1986 and FLLP, the entity that will be responsible for filing and paying income taxes on behalf of Borrower, is neither a “disregarded entity”, nor a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986.

Section 3.06    Bankruptcy and Equivalent Value. No bankruptcy, reorganization, insolvency, liquidation, or other proceeding for the relief of debtors has been instituted by or against any of the Recourse Parties. Borrower has received reasonably equivalent value for granting the Instruments.

Section 3.07    Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading. There has been no adverse change in any condition, fact, circumstance, or event that would make any such information materially inaccurate, incomplete or otherwise misleading.

Section 3.08    Illegal Activity. No portion of the Property has been or will be purchased, improved, fixtured, equipped or furnished with proceeds of any illegal activity and, to the best of Borrower’s knowledge, there are no illegal activities at or on the Property.

Section 3.09    OFAC Lists. (i) Neither Borrower, nor any persons or entities holding any legal or beneficial interest whatsoever in Borrower (whether directly or indirectly), are named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”); provided, however, that (A) with respect to individual beneficiaries of any governmental plans or employee benefit plans holding interests in Borrower (collectively, the “Individual Beneficiaries”), the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (B) with respect to individual shareholders of any publicly traded company holding an interest in Borrower (collectively, the “Individual Shareholders”), the foregoing representations and warranties are limited to Borrower’s actual knowledge; (ii) neither Borrower, nor any persons or entities holding any legal or beneficial interest whatsoever in Borrower (whether directly or indirectly), are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists; provided, however, that (A) with respect to any Individual Beneficiaries holding a interests in Borrower, the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (B) with respect to any Individual Shareholders holding interests in Borrower, the foregoing representations and warranties are limited to Borrower’s actual knowledge; (iii) neither any guarantor, nor any persons or entities holding any legal or beneficial interest whatsoever in any guarantor (whether directly or indirectly), are named on any OFAC Lists; provided, however, that (A) with respect to any Individual Beneficiaries holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (B) with respect to any Individual Shareholders holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge; and (iv) neither Borrower nor any guarantor has knowingly conducted business with or engaged in any transaction with any person or entity named on any of the OFAC Lists or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists.

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Section 3.10    Property as Single Asset. (i) Borrower’s only asset is the Property, (ii) while the Loan remains outstanding, Borrower shall not own any assets in addition to the Property (other than assets used in connection with the ownership or operation of the Property), and (iii) the Property generates, either directly or indirectly, substantially all of the gross income of the Borrower and there is no substantial business being conducted, either directly or indirectly, by the Borrower other than the business of owning the Property and the activities incidental thereto.

Section 3.11    Franchise Agreement. Each Franchise Agreement is in full force and effect and there is no default, breach or violation existing thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder.

Section 3.12    Management Agreement. Each Management Agreement is in full force and effect and there is no default, breach or violation existing thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder.

Section 3.13    Noncontravention. Neither the execution and delivery of the Documents, the Borrower’s performance thereunder, the recordation of the Instruments, nor the exercise of any remedies under the Instruments or any other Documents, will adversely affect Borrower’s rights under the Franchise Agreement, the Management Agreement, or any of the certificates, licenses or permits referenced in the Documents, except as otherwise expressly contemplated by the Documents.

Section 3.14    SPE Requirements. Borrower is in compliance with the special purpose entity provisions (the “SPE Requirements”) set forth on Exhibit C attached hereto.

4.	COVENANTS AND AGREEMENTS

Borrower covenants and agrees with Lender as follows:

Section 4.01    Payment of Obligations. Borrower shall timely pay and cause to be performed the Obligations (as such term is defined in the Instruments).

Section 4.02    Continuation of Existence. Borrower shall not (a) dissolve, terminate, or otherwise dispose of, directly, indirectly or by operation of law, all or substantially all of its assets; (b) reorganize or change its legal structure without Lender’s prior written consent, except as otherwise expressly permitted under Section 5.01 below; (c) change its name, address, or the name under which Borrower conducts its business without promptly notifying Lender; or (d) do anything to cause the representations in Section 3.02 to become untrue.

Section 4.03	Taxes and Other Charges.

          (a)       Payment of Assessments. Borrower shall pay when due all taxes, liens, assessments, utility charges (public or private and including sewer fees), ground rents, maintenance charges, dues, fines, impositions, and public and other charges of any character (including penalties and interest) assessed against, or which could become a lien against, the Property (“Assessments”) and in all events prior to the date any fine, penalty, interest or charge for nonpayment may be imposed. Borrower shall provide Lender with receipts evidencing payments of real estate taxes within thirty (30) days after their due date.

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          (b)       Right to Contest. So long as no Event of Default (defined below) has occurred, Borrower may, prior to delinquency and at its sole expense, contest any Assessment, provided that, for any Assessment in excess of $50,000 and/or any Assessment that remains unpaid for in excess of ninety (90) days after the date any fine, penalty, interest or charge for nonpayment may be imposed, Borrower’s obligation to pay the Assessment as required above shall not be changed or extended unless (i) Borrower gives Lender prior written notice of its intent to contest an Assessment; (ii) Borrower demonstrates to Lender’s reasonable satisfaction that (A) the applicable Individual Property will not be sold to satisfy the Assessment prior to the final determination of the legal proceedings, (B) Borrower has taken such actions as are required or permitted to accomplish a stay of any such sale, and (C) Borrower has either (1) furnished a bond or surety (satisfactory to Lender in form and amount) sufficient to prevent a sale of the applicable Individual Property or (2) at Lender’s option, deposited one hundred fifty percent (150%) of the full amount necessary to pay any unpaid portion of the Assessments with Lender; and (iii) such proceeding shall be permitted under any other instrument to which Borrower or the applicable Individual Property is subject (whether superior or inferior to this Instrument); provided, however, that the foregoing shall not restrict the contesting of any income taxes, franchise taxes, ground rents, maintenance charges, and utility charges.

          (c)       Documentary Stamps and Other Charges. Borrower shall pay all taxes, assessments, charges, expenses, costs and fees (including registration and recording fees and revenue, transfer, stamp, intangible, and any similar taxes) (collectively, the “Transaction Taxes”) required in connection with the making and/or recording of the Documents. If Borrower fails to pay the Transaction Taxes after demand, Lender may (but is not obligated to) pay these and Borrower shall reimburse Lender on demand for any amount so paid with interest at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws.

          (d)       Changes in Laws Regarding Taxation. If any law (i) deducts from the value of real property for the purpose of taxation any lien or encumbrance thereon, (ii) taxes deeds of trust or debts secured by deeds of trust for federal, state or local purposes or changes the manner of the collection of any such existing taxes, and/or (iii) imposes a tax, either directly or indirectly, on any of the Documents or the Obligations, Borrower shall, if permitted by law, pay such tax within the statutory period or within twenty (20) days after demand by Lender, whichever is less; provided, however, that if, in the opinion of Lender, Borrower is not permitted by law to pay such taxes, Lender shall have the option to declare the Obligations immediately due and payable (without any Prepayment Premium) upon one hundred twenty (120) days’ notice to Borrower.

Section 4.04    Defense of Title, Litigation and Rights under Documents. Borrower shall forever warrant, defend and preserve Borrower’s title to the Property, the validity, enforceability and priority of this Instruments and the lien or security interest created thereby, and any rights under the Documents of Lender and/or any trustee under any Instrument against the claims of all persons, and shall promptly notify Lender and any trustee of any such claims. Lender and/or any trustee (whether or not named as a party to such proceedings) is authorized and empowered (but shall not be obligated) to take such additional steps as it may deem necessary or proper for the defense of any such proceeding or the protection of the lien, security interest, validity, enforceability, or priority of the applicable Instrument, title to the Property, or any rights of Lender and/or any trustee under the Documents, including the employment of counsel, the prosecution and/or defense of litigation, the compromise, release, or discharge of such adverse claims, the purchase of any tax title, the removal of any such liens and security interests, and any other actions Lender and/or any trustee deems necessary to protect its or their interests. Borrower authorizes Lender and/or any trustee to take any actions required to be taken by Borrower, or permitted to be taken by Lender and/or trustee, in the Documents in the name and on behalf of Borrower. Borrower shall reimburse Lender and the trustee on demand for all expenses (including reasonable attorneys’ fees) incurred in connection with the foregoing and Lender’s or trustee’s exercise of its or their

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rights under the Documents. All such expenses of Lender and/or any trustee, until reimbursed by Borrower, shall be part of the Obligations, bear interest from the date of demand at the Default Rate (as defined in the Notes) and shall be secured by the Instruments.

Section 4.05	Compliance With Laws and Operation and Maintenance of Property.

          (a)       Repair and Maintenance. Borrower will operate and maintain the Property in good order, repair, and operating condition. Borrower will promptly make all necessary repairs, replacements, additions, and improvements necessary to ensure that the Property shall not in any way be diminished or impaired. Borrower will not cause or allow any portion of the Property to be misused, wasted, or to deteriorate and Borrower will not abandon the Property. No new building, structure, or other improvement shall be constructed on the Land nor shall any material part of the Improvements be removed, demolished, or structurally or materially altered, without Lender’s prior written consent.

          (b)       Replacement of Property. Borrower will keep the Property fully equipped and will replace all worn out or obsolete personal property in a commercially reasonable manner with comparable fixtures or personal property. Borrower will not, without Lender’s prior written consent, remove any personal property covered by any Instrument unless the same is replaced by Borrower in a commercially reasonable manner with a comparable article (i) owned by Borrower free and clear of any lien or security interest (other than the Permitted Encumbrances and those created by any Instrument) or (ii) leased by Borrower (A) with Lender’s prior written consent or (B) if the replaced personal property was either (x) leased at the time of execution of this Agreement, or (y) photocopiers and postage meter machines.

          (c)       Compliance with Laws. Borrower shall comply with and shall cause each Individual Property to be maintained, used, and operated in compliance (or, in the case of the Americans with Disabilities Act of 1990, substantially comply or substantial compliance) with all (i) present and future laws, Environmental Laws (defined below), ordinances, regulations, rules, orders and requirements (including zoning and building codes) of any governmental or quasi-governmental authority or agency applicable to Borrower or applicable to the Individual Property (collectively, the “Laws”); (ii) orders, rules, and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization, or other body exercising similar functions; (iii) duties or obligations of any kind imposed under any Permitted Encumbrance or by law, covenant, condition, agreement, or easement, public or private; and (iv) policies of insurance at any time in force with respect to the Property. If proceedings are initiated or Borrower receives notice that Borrower or the Property is not in compliance with any of the foregoing, Borrower will promptly send Lender notice and a copy of the proceeding or violation notice. Without limiting Lender’s rights and remedies underthe Documents or otherwise, if Borrower or the Property is not in compliance in any material respect with all Laws, Lender may impose additional requirements upon Borrower including monetary reserves or financial equivalents.

          (d)       Zoning and Title Matters. Borrower shall not, without Lender’s prior written consent, (i) initiate or support any zoning reclassification of any Individual Property or variance under existing zoning ordinances; (ii) modify or supplement any of the Permitted Encumbrances; (iii) impose any restrictive covenants or encumbrances upon the Property; (iv) execute or file any subdivision plat affecting any Individual Property; (v) consent to the annexation of any Individual Property to any municipality; (vi) permit any Individual Property to be used by the public or any person in a way that might make a claim of adverse possession or any implied dedication or easement possible; (vii) cause or permit any Individual Property to become a non-conforming use under zoning ordinances or any present or future non-conforming use of any Individual Property to be discontinued; or (viii) fail to comply with the terms of the Permitted Encumbrances.

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Section 4.06	Insurance.

          (a)       Property and Time Element Insurance. Borrower shall keep the Property insured for the benefit of Borrower and Lender (with Lender named as mortgagee) by (i) a special form property insurance policy with an agreed amount endorsement for full replacement cost (defined below) without any coinsurance provisions or penalties, or the broadest form of coverage available, in an amount sufficient to prevent Lender from ever becoming a coinsurer under the policy or Laws, and with a deductible not to exceed One Hundred Thousand Dollars ($100,000.00); provided, however, that the deductible for wind and earthquake insurance shall be five percent (5%) of the total insured value of each Individual Property; (ii) a policy or endorsement insuring against acts of terrorism; (iii) a policy or endorsement providing business income insurance (including business interruption insurance, and extra expense insurance and/or rent insurance) on an actual loss sustained basis in an amount equal to at least one (1) year’s total income from each Individual Property including all Rents (as defined in the Instruments) plus all other pro forma annual income such as percentage rent and tenant reimbursements of fixed and operating expenses, which business interruption insurance shall also provide coverage as aforesaid for any additional hazards as may be required pursuant to the terms of the Documents; (iv) a policy or endorsement insuring against damage by flood if any Individual Property is located in a Special Flood Hazard Area identified by the Federal Emergency Management Agency or any successor or related government agency as a 100 year flood plain currently classified as Flood Insurance Rate Map Zones “A”, “AO”, “AH”, “A1-A30”, “AE”, “A99”, “V”, “V1-V30”, and “VE” in an amount equal to the allocated loan amount for such Individual Property; (v) a policy or endorsement covering against damage or loss from (A) sprinkler system leakage and (B) boilers, boiler tanks, HVAC systems, heating and air-conditioning equipment, pressure vessels, auxiliary piping, and similar apparatus, in the amount reasonably required by Lender; (vi) during the period of any construction, repair, restoration, or replacement of any Individual Property, a standard builder’s risk policy with extended coverage in an amount at least equal to the full replacement cost of such Individual Property, and worker’s compensation, in statutory amounts to the extent such coverage is not provided by Manager or the builder; and (vii) a policy or endorsement covering against damage or loss by earthquake and other natural phenomenon in the amounts reasonably required by Lender. “Full replacement cost” shall mean the one hundred percent (100%) replacement cost of the applicable Individual Property, without allowance for depreciation and exclusive of the cost of excavations, foundations, footings, and value of land, and shall be subject to verification by Lender. Full replacement cost will be determined, at Borrower’s expense, periodically upon policy expiration or renewal by the insurance company or an appraiser, engineer, architect, or contractor approved by said company and Lender.

          (b)       Liability and Other Insurance. Borrower shall maintain commercial general liability insurance with per occurrence limits of $1,000,000, a products/completed operations limit of $2,000,000, and a general aggregate limit of $2,000,000, with an excess/umbrella liability policy of not less than $10,000,000 per occurrence and annual aggregate covering Borrower, with Lender named as an additional insured, against claims for bodily injury or death or property damage occurring in, upon, or about the Property or any street, drive, sidewalk, curb, or passageway adjacent thereto. The insurance policies shall also include operations and blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in Section 7 below (but such coverage or the amount thereof shall in no way limit such indemnifications). Upon request, Borrower shall also carry additional insurance or additional amounts of insurance covering Borrower or the Property as Lender shall reasonably require.

          (c)       Form of Policy. All insurance required under this Section shall be fully paid for, non-assessable, and the policies shall contain such provisions, endorsements, and expiration dates as Lender shall reasonably require. The policies shall be issued by insurance companies authorized to do business in the Property States, approved by Lender, and must have and maintain a current financial strength rating of “A-, X” (or higher) from A.M. Best or equivalent (or if a rating by A.M. Best is no longer available, a

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similar rating from a similar or successor service). In addition, all policies shall (i) include a standard mortgagee clause, without contribution, in the name of Lender, (ii) provide that they shall not be canceled, amended, or materially altered (including reduction in the scope or limits of coverage) without at least thirty (30) days’ prior written notice to Lender except in the event of cancellation for non-payment of premium, in which case only ten (10) days’ prior written notice will be given to Lender, and (iii) include a waiver of subrogation clause substantially equivalent to the following: “The Company may require from the Insured an assignment of all rights of recovery against any party for loss to the extent that payment therefor is made by the Company, but the Company shall not acquire any rights of recovery which the Insured has expressly waived prior to loss, nor shall such waiver affect the Insured’s rights under this policy”.

          (d)       Original Policies. Borrower shall deliver to Lender (i) certificates evidencing all policies (and renewals) required under this Section and (ii) receipts evidencing payment of all premiums on such policies at least thirty (30) days prior to their expiration. If original and renewal policies are unavailable or if coverage is under a blanket policy, Borrower shall deliver duplicate originals or original ACORD 28 (2003/10) and ACORD 25-S certificates (or equivalent certificates) evidencing that such policies are in full force and effect.

          (e)       General Provisions. Borrower shall not carry separate or additional insurance concurrent in form or contributing in the event of loss with that required under this Section unless endorsed in favor of Lender as per this Section and approved by Lender in all respects. In the event of foreclosure of any Instrument or other transfer of title or assignment of any Individual Property in extinguishment, in whole or in part, of the Obligations, all right, title, and interest of Borrower in and to all policies of insurance then in force regarding the Property and all proceeds payable thereunder and unearned premiums thereon shall immediately vest in the purchaser or other transferee of any Individual Property. No approval by Lender of any insurer shall be construed to be a representation, certification, or warranty of its solvency. No approval by Lender as to the amount, type, or form of any insurance shall be construed to be a representation, certification, or warranty of its sufficiency. Borrower shall comply with all insurance requirements and shall not cause or permit any condition to exist which would be prohibited by any insurance requirement or would invalidate the insurance coverage on the Property.

(f)        Waiver of Subrogation. A waiver of subrogation shall be obtained by Borrower from its insurers and, consequently, Borrower for itself, and on behalf of its insurers, hereby waives and releases any and all right to claim or recover against Lender, its officers, employees, agents and representatives, for any loss of or damage to Borrower, other persons, the Property, Borrower’s property or the property of other persons from any cause required to be insured against by the provisions of this Agreement or otherwise insured against by Borrower.

Section 4.07	Damage and Destruction of Property.

          (a)       Borrower’s Obligations. If any damage to, loss, or destruction of any Individual Property occurs (any “Damage”), (i) Borrower shall promptly notify Lender and take all necessary steps to preserve any undamaged part of such Individual Property and (ii) if the insurance proceeds are made available for Restoration (defined below) (but regardless of whether any proceeds are sufficient for Restoration), Borrower shall promptly commence and diligently pursue to completion the restoration, replacement, and rebuilding of the applicable Individual Property as nearly as possible to its value and condition immediately prior to the Damage or a Taking (defined below) in accordance with plans and specifications approved by Lender (“Restoration”). Borrower shall comply with other reasonable requirements established by Lender to preserve the security under the Instruments.

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          (b)       Lender’s Rights. If any Damage occurs and some or all of it is covered by insurance, then (i) Lender may, but is not obligated to, make proof of loss if not made promptly by Borrower and Lender is authorized and empowered by Borrower to settle, adjust, or compromise any claims for the Damage; (ii) each insurance company concerned is authorized and directed to make payment directly to Lender for the Damage; and (iii) Lender may apply the insurance proceeds in any order it determines (1) to reimburse Lender for all Costs (defined below) related to collection of the proceeds and (2) subject to Section 4.07(c) and, if the Damage does not satisfy the conditions of Section 4.07(c), at Lender’s option, to (A) payment (without any Prepayment Premium) of all or part of the Obligations, whether or not then due and payable, in the order determined by Lender (provided that if any Obligations remain outstanding after this payment, the unpaid Obligations shall continue in full force and effect and Borrower shall not be excused in the payment thereof); (B) the cure of any default under the Documents; or (C) the Restoration. Notwithstanding the foregoing, Borrower shall have the right to settle, adjust or compromise any claim for Damage if the total amount of such claim is less than $2,000,000 for the affected Individual Property, provided, that, (x) if the total amount of such claim is less than $500,000, Borrower promptly uses the full amount of such insurance proceeds for Restoration of the Damage and provides evidence thereof to Lender in a manner acceptable to Lender, and (y) if the total amount of such claim equals or exceeds $500,000, all such insurance proceeds shall be paid directly to Lender to be held and applied or disbursed as provided in this Section 4.07. Any insurance proceeds held by Lender shall be held without the payment of interest thereon. Notwithstanding anything in this Agreement or at law or in equity to the contrary, none of the insurance proceeds paid to Lender shall be deemed trust funds and Lender may dispose of these proceeds as provided in this Section. Borrower expressly assumes all risk of loss from any Damage, whether or not insurable or insured against.

          (c)       Application of Proceeds to Restoration. Lender shall make the Net Proceeds (defined below) available to Borrower for Restoration if: (i) there shall then be no Event of Default; (ii) Lender shall be satisfied that Restoration can and will be completed within one (1) year after the Damage occurs and at least nine (9) months prior to the maturity of the Loan, (iii) Borrower shall have entered into a general construction contract acceptable in all respects to Lender for Restoration, which contract must include provision for retainage of not less than ten percent (10%) until final completion of the Restoration; and (iv) in Lender’s reasonable judgment, after Restoration has been completed the net cash flow of the applicable Individual Property will be sufficient to cover all costs and operating expenses of such Individual Property, including payments due and reserves required under the Documents for such Individual Property. Notwithstanding any provision of this Agreement to the contrary, Lender shall not be obligated to make any portion of the Net Proceeds available for Restoration (whether as a result of Damage or a Taking) unless, at the time of the disbursement request, Lender has determined in its reasonable discretion that (y) Restoration can be completed at a cost which does not exceed the aggregate of the remaining Net Proceeds and any funds deposited with Lender by Borrower (“Additional Funds”) and (z) the aggregate of any loss of rental income insurance proceeds which the carrier has acknowledged to be payable (“Rent Loss Proceeds”) and any funds deposited with Lender by Borrower are sufficient to cover all costs and operating expenses of the applicable Individual Property, including payments due and reserves required under the Documents for such Individual Property.

          (d)       Disbursement of Proceeds. If Lender elects or is required to make insurance proceeds or the Award (defined below), as the case may be, available for Restoration, Lender shall, through a disbursement procedure established by Lender, periodically (and, in any event, within ten (10) Business Days (defined in the Note) after submission by Borrower to Lender of the required documentation) make available to Borrower in installments the net amount of all insurance proceeds or the Award, as the case may be, received by Lender after deduction of all reasonable costs and expenses incurred by Lender in connection with the collection and disbursement of such proceeds (“Net Proceeds”) and, if any, the Additional Funds. The amounts periodically disbursed to Borrower shall be based upon the amounts currently due under the construction contract for Restoration and Lender’s receipt of (i) appropriate lien

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waivers, (ii) a certification of the percentage of Restoration completed by an architect or engineer acceptable to Lender, and (iii) title insurance protection against materialmen’s and mechanics’ liens. At Lender’s election, a disbursing agent selected by Lender shall disburse such funds, and Borrower shall pay such agent’s reasonable fees and expenses. The Net Proceeds, Rent Loss Proceeds, and any Additional Funds shall constitute additional security for the Loan and Borrower shall execute, deliver, file and/or record, at its expense, such instruments as Lender requires to grant to Lender a perfected, first-priority security interest in these funds. If the Net Proceeds are made available for Restoration and (x) Borrower refuses or fails to complete the Restoration, (y) an Event of Default occurs, or (z) the Net Proceeds or Additional Funds are not applied to Restoration, then any undisbursed portion may, at Lender’s option, be applied to the Obligations in any order of priority, and any application to principal shall be deemed a voluntary prepayment subject to the Prepayment Premium.

Section 4.08	Condemnation.

          (a)       Borrower’s Obligations. Borrower will promptly notify Lender of any threatened or instituted proceedings for the condemnation or taking by eminent domain of any Individual Property including any change in any street (whether as to grade, access, or otherwise) (a “Taking”). Borrower shall, at its expense, (i) diligently prosecute these proceedings, (ii) deliver to Lender copies of all papers served in connection therewith, and (iii) if the amount of the Award is reasonably expected to exceed $250,000, consult and cooperate with Lender in the handling of these proceedings. If the amount of the Award is reasonably expected to exceed $1,000,000, no settlement of these proceedings shall be made by Borrower without Lender’s prior written consent. Lender may participate in these proceedings (but shall not be obligated to do so) and Borrower will sign and deliver all instruments requested by Lender to permit this participation.

          (b)       Lender’s Rights to Proceeds. All condemnation awards, judgments, decrees, or proceeds of sale in lieu of condemnation (“Award”) are assigned and shall be paid to Lender. Borrower authorizes Lender to collect and receive them, to give receipts for them, to accept them in the amount received without question or appeal, and/or to appeal any judgment, decree, or Award. Borrower will sign and deliver all instruments requested by Lender to permit these actions.

          (c)       Application of Award. Lender may apply any Award in any order it determines (1) to reimburse Lender for all Costs related to collection of the Award and (2) subject to Section 4.08(d) and, if the Award does not satisfy the conditions of Section 4.08(d), at Lender’s option, to (A) payment (without any Prepayment Premium) of all or part of the Obligations, whether or not then due and payable, in the order determined by Lender (provided that if any Obligations remain outstanding after this payment, the unpaid Obligations shall continue in full force and effect and Borrower shall not be excused in the payment thereof); (B) the cure of any default under the Documents; or (C) the Restoration. If Borrower receives any Award, Borrower shall promptly deliver such Award to Lender. Notwithstanding anything in this Instrument or at law or in equity to the contrary, none of the Award paid to Lender shall be deemed trust funds and Lender may dispose of these proceeds as provided in this Section.

          (d)       Application of Award to Restoration. Lender shall permit the application of the Award to Restoration if: (i) no more than ten percent (10%) of the land constituting the Individual Property is taken, such land is located along the perimeter or periphery of the Individual Property and no portion of the Improvements is located on such land, (ii) the amount of the loss does not exceed $500,000; (iii) the Taking does not affect access to such Individual Property from any public right-of-way in a material adverse manner; (iv) there is no Event of Default at the time of the Taking or the application of the Award; (v) after Restoration, such Individual Property and its use will be in compliance with all Laws; (vi) in Lender’s reasonable judgment, Restoration is practical and can be completed within one (1) year after the Taking and at least nine (9) months prior to the maturity of the Loan; (vii) the Tenants listed in

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Exhibit G (“Restaurant Tenants”) agree in writing to continue their Leases without abatement of rent or are replaced by tenants with Leases of equal economic value; (viii) Borrower shall have entered into a general construction contract acceptable in all respects to Lender for Restoration, which contract must include provision for retainage of not less than ten percent (10%) until final completion of the Restoration; and (ix) in Lender’s reasonable judgment, after Restoration has been completed the net cash flow of the applicable Individual Property will be sufficient to cover all costs and operating expenses of such Individual Property, including payments due and reserves required under the Documents. Any portion of the Award that is in excess of the cost of any Restoration permitted above, may, in Lender’s sole discretion, be applied against the Obligations or paid to Borrower. If the Award is disbursed to Borrower under the provisions of this Section 4.08(d), then such Award shall be disbursed to Borrower in accordance with the terms and conditions of Section 4.07(d).

          (e)       Effect on the Obligations. Notwithstanding any Taking, Borrower shall continue to pay and perform the Obligations as provided in the Documents. Any reduction in the Obligations due to application of the Award shall take effect only upon Lender’s actual receipt and application of the Award to the Obligations. If the applicable Individual Property shall have been foreclosed, sold pursuant to any power of sale granted hereunder, or transferred by deed-in-lieu of foreclosure prior to Lender’s actual receipt of the Award, Lender may apply the Award received to the extent of any deficiency upon such sale and Costs incurred by Lender in connection with such sale.

Section 4.09    Liens and Liabilities. Borrower shall pay, bond, or otherwise discharge all claims and demands of mechanics, materialmen, laborers, and others which, if unpaid, might result in a lien or encumbrance on the Property or the Rents (collectively, “Liens”), provided that Borrower shall not be in violation of this sentence so long as the Lien shall be discharged (by payment, bonding or otherwise) within sixty (60) days after the claim is made. Borrower shall, at its sole expense, do everything necessary to preserve the lien and security interest created by the Instruments and their priority. Nothing in the Documents shall be deemed or construed as constituting the consent or request by Lender or any trustee, express or implied, to any contractor, subcontractor, laborer, mechanic or materialman for the performance of any labor or the furnishing of any material for any improvement, construction, alteration, or repair of the Property. Borrower further agrees that neither Lender nor any trustee stands in any fiduciary relationship to Borrower. Any contributions made, directly or indirectly, to Borrower by or on behalf of any of its partners, members, principals or any party related to such parties shall be treated as equity and shall be subordinate and inferior to the rights of Lender under the Documents.

Section 4.10	Leasing Restrictions.

          (a)       With respect to the Primary Lease, Borrower shall not (and Lessee, by its joinder to this Agreement, agrees not to), without first obtaining Lender’s prior written consent, (i) amend or modify the Primary Lease, (ii) extend or renew the Primary Lease, (iii) terminate or accept the surrender of the Primary Lease, (iv) enter into any new Primary Lease, or (v) grant any consent or approval required under the Primary Lease that is inconsistent with the terms of the Documents.

          (b)       With respect to any Restaurant Lease, Borrower shall not, without first obtaining Lender's prior written consent, (1) amend or modify any Restaurant Lease, (2) extend or renew (except in accordance with mandatory actions by the lessor under the existing Restaurant Lease provisions, if any) any Restaurant Lease, (3) terminate or accept the surrender of any Restaurant Lease, (4) enter into any new Restaurant Lease, or (5) accept any (i) prepayment of rent more than one (1) month in advance, (ii) termination fee, or (iii) similar payment.

          (c)       With respect to any other Lease that is not a Restaurant Lease or the Primary Lease, Borrower or Lessee may (1) enter into a new Lease (if such new Lease does not give the tenant any rights,

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whether in the form of expansion rights, rights of first refusal to lease or purchase, or otherwise, relating to property which is not part of the respective Individual Property and/or would require Borrower, Lessee and/or Lender to possess or control any property other than the respective Individual Property to honor such rights and/or would grant such tenant any purchase rights with respect to any portion of the Property), (2) terminate any Lease, or (3) amend any Lease (if such amendment does not give the tenant any rights, whether in the form of expansion rights, rights of first refusal to lease or purchase, or otherwise, relating to property which is not part of the respective Individual Property and/or would require Borrower, Lessee and/or Lender to possess or control any property other than the respective Individual Property to honor such rights and/or would grant such tenant any purchase rights with respect to any portion of the Property), provided, that, all decisions made and all actions taken by Borrower or Lessee pursuant to subsections c (1), (2) and (3) above represent prudent business practices for the benefit of each Individual Property and are on market terms and rents (based on the type, quality and location of each Individual Property) and are bona fide, binding contracts, duly authorized and executed with third-party tenants unrelated to Borrower, Lessee, any of the Recourse Parties or any of their affiliates. For purposes of this subsection, Manager, any of its subsidiaries and any successor third-party, unaffiliated management company shall not be deemed to be related or affiliated with Lessee or any of the Recourse Parties by virtue of being Manager. All free rent and similar concessions shall be given only at the beginning of the term of the Lease, there shall be no step down or other decrease in base rent payable over the term of the applicable Lease, there shall be no increase in the landlord's obligations to pay operating expenses, taxes or insurance or change in the base year, and there shall be no economic obligations on the landlord under a Lease beyond maintaining the respective Individual Property. Any allowance for tenant improvements shall only be given at the beginning of the term of the Lease.

          (d)       No portion of the Property shall (1) be leased to any party or entity that uses dry cleaning solvents on the Property or (2) permit the use or storage of hazardous substances in excess of limits allowed by applicable law, rule or regulation.

          (e)       Lender shall respond to a request from Borrower or Lessee for approval of new leases, lease amendments, lease terminations or any other lease action requiring Lender’s approval within fifteen (15) business days after receipt of the items specified below or Lender’s right to consent to or approve the request shall be deemed waived, if the request from Borrower or Lessee complies with the following requirements (the “Special Notice Provisions”):

(i)	The request must be in writing, and copies of the request must be sent to both Lender’s servicing and law departments in accordance with the notice provisions of the Documents.

(ii)

The request must contain a blank sheet on the top of it with only the following language appearing in the middle of the sheet in at least as large font as is used in the remainder of Borrower’s or Lessee's request: LENDER MUST RESPOND TO THIS REQUEST WITHIN 15 BUSINESS DAYS FROM THE DATE OF LENDER’S RECEIPT OF THIS NOTICE OR LENDER’S RIGHT TO CONSENT TO OR APPROVE THIS REQUEST SHALL BE DEEMED WAIVED.

(iii)

Each such request shall include: (1) a servicing fee payable to Lender in the amount of $500 and a letter wherein Borrower states that it shall pay Lender’s reasonable outside legal fees and disbursements, (2) a copy of the applicable Lease or Lease amendment and all documents referenced therein, all work letters,

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all floor layouts, all lease guaranties, all documents evidencing any loan to the tenant, and any other documents that shall be necessary or appropriate for Lender to render a decision on Borrower’s or Lessee's request, (3) a lease summary setting forth the basic terms of such Lease, and (4) such financial information as is in Borrower’s or Lessee's possession regarding the tenant and any guarantor.

In the event Borrower or Lessee fails to comply with the Special Notice Provisions, (i) Lender shall not be required to respond within the specific period of time, (ii) Lender's right to consent to or approve the request will not be deemed waived if Lender fails to respond within the specific period of time, and (iii) Lender shall not be deemed to have consented to or approved the request if Lender fails to respond with the specific period of time. This subsection 4.10(e) is not intended to apply to those particular leasing actions described in subsection 4.10(c) above that do not require Lender approval or consent.

Section 4.11	ERISA.

(a)       Borrower understands and acknowledges that, as of the date hereof, the source of funds from which Lender is extending the Loan will include one or more of the following accounts: (i) an “insurance company general account,” as that term is defined in Prohibited Transaction Class Exemption (“PTE”) 95-60 (60 Fed. Reg. 35925 (Jul. 12, 1995)), as to which Lender meets the conditions for relief in Sections I and IV of PTE 95-60; (ii) pooled and single client insurance company separate accounts, which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and (iii) one or more insurance company separate accounts maintained solely in connection with fixed contractual obligations of the insurance company, under which the amounts payable or credited to the plan are not affected in any manner by the investment performance of the separate account.

          (b)       Borrower represents and warrants to Lender that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not a “party in interest”, as defined in Section 3(14) of ERISA, other than as a service provider or an affiliate of a service provider, to any employee benefit plan that has invested in a separate account described in Section 3.11(a)(ii) above, from which funds have been derived to make the Loan, or if so, the execution of the Documents and making of the Loan thereunder do not constitute nonexempt prohibited transactions under ERISA; (iii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans, or if subject to such statutes, is not in violation thereof in the execution of the Documents and the making of the Loan thereunder; (iv) the assets of Borrower do not constitute “plan assets” of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101; and (v) one or more of the following circumstances is true: (1) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); (2) less than twenty-five percent (25%) of all equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (3) Borrower qualifies as an “operating company,” a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or (e), respectively.

          (c)       Borrower shall deliver to Lender such certifications and/or other evidence periodically requested by Lender, in its sole discretion, to verify the representations and warranties in Section 4.11(b) above. Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause this Instrument or any exercise of Lender’s rights under this Instrument to (i) constitute a non-exempt prohibited transaction under ERISA or (ii) violate ERISA or any state statute regulating governmental plans (collectively, a “Violation”), shall be an Event of Default. Notwithstanding anything in the Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in Borrower or any Individual Property (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would, in Lender’s opinion,

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negate Borrower’s representations in this Section or cause a Violation. At least fifteen (15) days before consummation of any of the foregoing, Borrower shall obtain from the proposed transferee or lienholder (i) a certification to Lender that the representations and warranties of this Section 4.11 will be true after consummation and (ii) an agreement to comply with this Section 4.11.

Section 4.12	Environmental Representations, Warranties, and Covenants.

          (a)       Environmental Representations and Warranties. Borrower represents and warrants, to the best of Borrower’s knowledge (after due inquiry and investigation) and additionally based upon the environmental site assessment report of each Individual Property (collectively, the “Environmental Report”), that except as fully disclosed in the Environmental Report delivered to and approved by Lender: (i) there are no Hazardous Materials (defined below) or underground storage tanks affecting the Property (“affecting the Property” shall mean “in, on, under, stored, used or migrating to or from any Individual Property”) except for (A) routine cleaning, janitorial and other materials and supplies necessary to operate each Individual Property for its current use and (B) Hazardous Materials that are (1) in compliance with Environmental Laws (defined below), (2) have all required permits, and (3) are in only the amounts necessary to operate each respective Individual Property; (ii) there are no past, present or threatened Releases (defined below) of Hazardous Materials in violation of any Environmental Law affecting the Property; (iii) there is no past or present non-compliance with Environmental Laws or with permits issued pursuant thereto; (iv) Borrower does not know of, and has not received, any written or oral notice or communication from any person relating to Hazardous Materials affecting any Individual Property; and (v) Borrower has provided to Lender, in writing, all information relating to environmental conditions affecting each Individual Property known to Borrower or contained in Borrower’s files. “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that apply to Borrower or any Individual Property and relate to Hazardous Materials including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; Microbial Matter, infectious substances, asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” within the meaning of any Environmental Law. “Release” of any Hazardous Materials includes any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, pumping, pouring, escaping, dumping, disposing or other movement of Hazardous Materials. “Microbial Matter” shall mean the presence of fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew and viruses, whether or not such Microbial Matter is living.

          (b)       Environmental Covenants. Borrower covenants and agrees that: (i) all use and operation of the Property shall be in compliance with all Environmental Laws and required permits; (ii) there shall be no Releases of Hazardous Materials affecting the Property in violation of Environmental Laws; (iii) there shall be no Hazardous Materials affecting the Property except (A) routine cleaning and janitorial supplies, (B) in compliance with all Environmental Laws, (C) in compliance with all required permits, and (D) (1) in only the amounts necessary to operate each respective Individual Property or (2) as shall have been fully disclosed to and approved by Lender in writing; (iv) Borrower shall keep each Individual Property free and clear of all liens and encumbrances imposed by any Environmental Laws due to any act or omission by Borrower or any person (the “Environmental Liens”); (v) Borrower shall, at its sole

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expense, fully and expeditiously cooperate in all activities performed under Section 4.12(c) including providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole expense, (A) perform any environmental site assessment or other investigation of environmental conditions at any Individual Property upon Lender’s request based on Lender’s reasonable belief that such Individual Property is not in compliance with all Environmental Laws, (B) share with Lender the results and reports and Lender and the Indemnified Parties (defined below) shall be entitled to rely on such results and reports, and (C) complete any remediation of Hazardous Materials affecting any Individual Property or other actions required by any Environmental Laws; (vii) Borrower shall not allow any Tenant or other user of the Property to violate any Environmental Law; (viii) Borrower shall immediately notify Lender in writing after it becomes aware of (A) the presence, Release, or threatened Release of Hazardous Materials affecting any Individual Property, (B) any non-compliance of any Individual Property with any Environmental Laws, (C) any actual or potential Environmental Lien, (D) any required or proposed remediation of environmental conditions relating to any Individual Property, or (E) any written communication or notice from any person relating to Hazardous Materials, or any oral communication relating to or alleging any violation or potential violation of Environmental Law, and (ix) if an Asbestos Operation and Maintenance Plan and any other Operation and Maintenance Plan (collectively, the “O&M Plan”) is in effect (or required by Lender to be implemented) at the time of the closing of the Loan, then Borrower shall, at its sole expense, implement and continue the O&M Plan (with any modifications required to comply with applicable Laws) until payment and full satisfaction of the Obligations. Any failure of Borrower to perform its obligations under this Section 4.12 shall constitute bad faith waste of the Property.

          (c)       Lender’s Rights. Lender and any person designated by Lender may enter any Individual Property to assess the environmental condition of such Individual Property and its use including (i) conducting any environmental assessment or audit (the scope of which shall be determined by Lender) and (ii) taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing at all reasonable times when (A) a default has occurred under the Documents, (B) Lender reasonably believes that a Release has occurred or such Individual Property is not in compliance with all Environmental Laws, or (C) the Loan is being considered for sale (any out-of-pocket expenses incurred in connection with the entry under clause (C) only shall be at Lender’s expense). Borrower shall cooperate with and provide access to Lender and such person.

Section 4.13	Reserve Funds for Replacements of Furniture, Fixtures and Equipment.
(a)

Borrower shall make monthly deposits with Lender to provide a cumulative reserve for the replacement and repair of furniture, fixtures, and equipment, including but not limited to individual rooms, lobby, floor coverings (carpet and pad, floor tiles), window coverings (mini blinds/drapes), multi-purpose rooms, dining rooms, interior repainting, windows, doors, plumbing fixtures (water heaters, sinks, tubs, toilets), kitchen equipment, the water fountains, administrative areas, furniture, and other related equipment required to maintain the quality and life of the property and improvements thereto, to include major capital improvements such as roof replacement, parking lot maintenance, heating, ventilation and air conditioning and other extraordinary exterior replacements or repairs that are necessary over time to uphold the structural integrity of the asset as originally designed, constructed or improved (such items shall be referred to collectively as the “FF&E”) in the manner set forth in paragraph (b) below.

(b)

Commencing on the first Due Date and continuing regularly thereafter on each Due Date until the payment in full of all sums due under the Notes, Borrower shall deposit monthly with Lender funds (said funds, together with any interest thereon, shall be referred to as

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“Reserve Funds”) in an amount equal to four percent (4.0%) of the gross revenues for the Property for the calendar month before the immediately trailing calendar month. In the event Borrower fails to make any of said monthly deposits, it shall be a default under the Documents and such default shall become an Event of Default in accordance with the provisions of the Documents. Lender shall, in its sole discretion, determine the amount of interest that shall be earned on the Reserve Funds and all interest earned on the Reserve Funds shall be allocated to Borrower for income tax purposes; provided, however, that said interest shall be held and disbursed as a part of the Reserve Funds.

(c)

Subject to the provisions of this Application and upon satisfaction of the requirements set forth below, Lender shall disburse funds to Borrower from the Reserve Funds to pay the cost of replacement and/or repair of the FF&E serving the Improvements. The disbursement of funds from the Reserve Funds shall be governed by the following requirements:

(i)	All disbursement requests shall be made in writing and shall be subject to approval by Lender, which approval shall not be unreasonably withheld;

(ii)

Disbursements shall be made no more frequently than one time every calendar quarter (or, if Borrower determines that it reasonably requires additional interim disbursements, Lender shall consider in its reasonable discretion providing up to one additional disbursement per quarter), in minimum increments of not less than $50,000 and within ten (10) business days after Borrower’s written request therefor;

(iii)

Disbursement requests shall be accompanied by evidence satisfactory to Lender, including but not limited to copies of paid invoices, canceled checks (where applicable), and lien waivers, that the replacement and/or repair of the FF&E has been completed (A) in accordance with applicable laws and ordinances, (B) without the creation of any security interest in the materials or appliances installed, and (C) in a manner otherwise satisfactory to Lender. Notwithstanding the foregoing requirement to the contrary, for any disbursement request that involves less than $50,000 per invoice for any individual vendor or service provider and less than $150,000 per project per Individual Property in the aggregate, Borrower shall only be required to deliver a written statement certified by Borrower that the replacement or repair has been completed in satisfaction of (A) and (B) above, which written statement shall be accompanied by a capital expenditure report in the form attached hereto as Exhibit F. In addition, if requested by Lender in its reasonable discretion, disbursement requests with respect to any capital improvements, the cost of which exceeds $250,000 per Individual Property and the performance of which could give rise to a lien being recorded against any portion of the Property, shall also be accompanied by an endorsement to Lender’s title policy certifying that there are no liens with respect to the work performed;

(iv)

Lender, or its designated representatives, shall have the option to inspect the Improvements at Lender’s expense to verify the completion of the replacement and/or repair of the FF&E and any work necessary in connection therewith. Lender’s inspection shall be for the sole purpose of determining whether Lender is willing to disburse funds from the Reserve

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Funds and shall not be deemed to be an approval of the quality or adequacy of the completion of the replacement and/or repair of the FF&E or any work necessary in connection therewith. No party shall have the right to assert any claim against Lender as a result of the existence of this inspection option and/or Lender’s exercise of (or failure to exercise) its rights in connection with this inspection option; and

(v)	No default, or event which with the passage of time or giving of notice, or both, would constitute a default, shall exist under any of the Loan Documents.

(d)

Subject to the right of Lender to apply the Reserve Funds to amounts outstanding under the Notes and the Documents upon the occurrence of an Event of Default under this Agreement or any of the Documents, all funds remaining in the Reserve Fund shall be paid to Borrower upon the payment in full of all sums due under the Notes, including all principal and interest, Daily Charges, Late Charges, Prepayment Premiums, and other charges, and payment in full of any sums due under the other Documents; provided, however, that this provision shall not apply to payment of the Notes in connection with foreclosure, power of sale, or deed-in-lieu thereof.

(e)

Lender shall have a perfected security interest in the Reserve Funds and any interest thereon as additional security to secure payment of the Notes. The Reserve Funds and any interest thereon shall be held by Lender as additional security for the Notes. Upon the occurrence of an Event of Default under this Agreement or any other Document, Lender shall have the option to apply any or all of the Reserve Funds and any interest thereon to the Notes or as otherwise provided in the Documents. In the event any or all of the Reserve Funds are applied against the outstanding principal balance of the Notes, such application shall be deemed a voluntary prepayment and shall be subject to the Prepayment Premium, but only upon the occurrence of a monetary default under the Documents.

Section 4.14    Inspection. Borrower shall allow Lender and any person designated by Lender to enter upon any Individual Property and conduct tests or inspect such Individual Property at all reasonable times. Borrower shall assist Lender and such person in effecting said inspection.

Section 4.15	Records, Reports, and Audits.

(a)    Quarterly Reports. Borrower shall furnish to Lender the following quarterly statements and reports each in form and substance reasonably satisfactory to Lender (1) for the first three (3) quarters of each fiscal year, as soon as available and in no event later than forty-five (45) days after the end of each quarter in question, and (2) for the final quarter of each fiscal year each, as soon as available and in no event later than ninety (90) days after the end of the quarter in question:

(i)        An operating statement including income and expenses (before debt service) (including a comparison to the budget and the previous year’s position) with both quarterly and year-to-date information, including detailed department and undistributed expense schedules, the overall occupancy and rate, and schedules showing rate and room nights (which schedules shall compare actual to forecast and to the previous year), in each case for each Individual Property;

(ii)       A capital expenditure and FF&E expenditure report for each Individual Property in the form attached hereto as Exhibit F;

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(iii)      A revised budget showing year-end projected occupancy, average rate, profit and loss (before debt service) for each Individual Property; and

(iv)      The most recent Smith Travel Accommodations Report (STAR), including each year-end report, showing both penetration and yield versus competitive set.

(b)	Annual Reports. Borrower shall furnish Lender annually:

(i)        As such is available, but no later than April 30th of any year, a comparative balance sheet showing current annual charges to each account for Borrower;

(ii)       As soon as available, but no later than April 30th of any year, financial statements for FLLP and FLTI if such information is not publicly available for the prior year prepared in accordance with generally accepted accounting principles and certified by an authorized person, partner or official;

(iii)      As soon as available, but no later than January 31st of any year, a non-audited version of operating statements for the Property for the prior year including income and expenses (before debt service) prepared in accordance with generally accepted accounting principles (uniform system of hotel accounting) and certified by an authorized person, partner or official, together with such additional information as Lender may reasonably request. Audited statements shall be required only following an Event of Default under the Loan Documents and at the sole discretion of the Lender;

(iv)      As soon as available, but no later than January 31st of any year, a detailed revenue and expense projection for the next succeeding year by month showing projected occupancy, room rate, gross revenues and expenditures by month (before debt service) for each Individual Property;

(v)       As soon as available, but no later than January 31st of any year, a capital improvement budget for the next succeeding year for proposed capital and FF&E expenditures, including the costs of completing any such additions, upgrades, or improvements commenced in a prior fiscal year, itemized by project for each Individual Property;

(vi)      As soon as available, but no later than January 31st of any year, a marketing plan for the next succeeding year, describing in narrative form Borrower’s intentions for the next fiscal year for the promotion and positioning of the hotel and the food and beverage operations (if any) for each Individual Property; and

(vii)     Upon Lender’s written request, a schedule of all leases in place for the next succeeding year, including income producing leases and all equipment or financing leases.

(c)    Appraisals, Borrower shall furnish to Lender (i) whenever available a duplicate copy of any appraisal in Borrower’s possession, and (ii) such other information and market reports as Lender may reasonably request.

(d)    Delivery of Reports. All of the reports, statements, and items required under this Section shall be (i) certified as being true, correct, and accurate by an authorized person, partner, or officer of the delivering party or, at the deliverer’s option, audited by a Certified Public Accountant; and (ii) satisfactory to Lender in form and substance. If any one report, statement, or item is not received by Lender after the expiration of thirty (30) days after written notice from Lender that such

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report, statement or item has not been received by its due date (the “First Notice”), a late fee of Four Hundred and No/100 Dollars ($400.00) per month shall be due and payable by Borrower; provided that, if such report, statement, or item is not received by Lender after the expiration of ten (10) days after delivery of a second written notice from Lender (the “Second Notice”), which Second Notice shall not be delivered before the date that is thirty (30) days after delivery of the First Notice, Lender may immediately declare an Event of Default under the Documents. Borrower shall (i) provide Lender with such additional financial, management, or other information regarding Borrower or the Property, as Lender may reasonably request and (ii) upon Lender’s request, deliver all items required under the Loan Documents in an electronic format (i.e. on computer disks or via electronic mail) or by electronic transmission acceptable to Lender.

(e)    Examination/Audit. Borrower shall allow Lender or any person designated by Lender to examine, audit, and make copies of all such books and records and all supporting data at the place where these items are located at all reasonable times after reasonable advance notice; provided that no notice shall be required after any Event of Default under the Loan Documents. Borrower shall assist Lender in effecting such examination. Other than during the continuance of an Event of Default, any travel costs associated with Lender’s right to examine, audit and copy shall be borne by Lender. Upon five (5) days’ prior notice, Lender may inspect and make copies of Borrower’s income tax returns with respect to the Property for the purpose of verifying any items referenced in this Section.

Section 4.16    Borrower’s Certificates. Within ten (10) days after Lender’s request, Borrower shall furnish a written certification to Lender and any Investors (defined below) as to (a) the amount of the Obligations outstanding; (b) the interest rate, terms of payment, and maturity date of the Notes; (c) the date to which payments have been paid under the Notes; (d) whether any offsets or defenses exist against the Obligations and a detailed description of any listed; (e) whether all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications); (f) the date to which the Rents have been paid; (g) whether, to the best knowledge of Borrower, any defaults exist under the Leases and a detailed description of any listed; (h) the security deposit held by Borrower under each Lease and that such amount is the amount required under such Lease; (i) whether there are any defaults (or events which with the passage of time and/or giving of notice would constitute a default) under the Documents and a detailed description of any listed; (j) whether the Documents are in full force and effect; and (k) any other matters reasonably requested by Lender related to the Leases, the Obligations, the Property, or the Documents. Promptly upon Lender’s written request (but no more than three (3) times in any twelve month period), Borrower shall use its best efforts to deliver a written certification to Lender and Investors from Tenants specified by Lender that: (a) their Leases are in full force and effect; (b) there are no defaults (or events which with the passage of time and/or notice would constitute a default) under their Leases and a detailed description of any listed; (c) none of the Rents have been paid more than one month in advance; (d) there are no offsets or defenses against the Rents and a detailed description of any listed; and (e) any other matters reasonably requested by Lender related to the Leases; provided, however, that Borrower shall not have to pay money to a Tenant to obtain such certification, but it will deliver a landlord’s certification for any certification it cannot obtain.

Section 4.17    Full Performance Required; Survival of Warranties. All representations and warranties of Borrower in the Loan application or made in connection with the Loan shall survive the execution and delivery of the Documents and Borrower shall not perform any action, or permit any action to be performed, which would cause any of the warranties and representations of Borrower to become untrue in any manner.

Section 4.18    Additional Security. No other security now existing or taken later to secure the Obligations shall be affected by the execution of the Documents and all additional security shall be held as cumulative. The taking of additional security, execution of partial releases, or extension of the time for

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the payment obligations of Borrower shall not diminish the effect and lien of the Instruments and shall not affect the liability or obligations of any maker or guarantor. Neither the acceptance of the Documents nor their enforcement shall prejudice or affect Lender’s or any trustee’s right to realize upon or enforce any other security now or later held by Lender or trustee. Lender and/or trustee may enforce the Documents or any other security in such order and manner as either of them may determine in its respective discretion.

Section 4.19    Further Acts. Borrower shall take all necessary actions to (i) keep valid and effective the lien and rights of Lender and any trustee under the Documents and (ii) protect the lawful owner of the Documents. Promptly upon request by Lender or trustee, and at Borrower’s expense, Borrower shall execute additional instruments and take such actions as Lender and/or any trustee reasonably believes are necessary or desirable to (a) maintain or grant Lender and any trustee a first-priority, perfected lien on the Property, (b) grant to Lender and trustee, to the fullest extent permitted by Laws, the right to foreclose on, or transfer title to, the Property non-judicially, (c) correct any error or omission in the Documents, and (d) effect the intent of the Documents, including filing/recording the Documents, additional mortgages or deeds of trust, financing statements, and other instruments.

Section 4.20	Compliance With Anti-Terrorism Regulations.

(a)       Borrower hereby covenants and agrees that neither Borrower nor any guarantor, nor any persons or entities holding any legal or beneficial interest whatsoever in Borrower or any guarantor (whether directly or indirectly), will knowingly conduct business with or engage in any transaction with any person or entity named on any of the OFAC Lists or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists.

(b)       Borrower hereby covenants and agrees that it will comply at all times with the requirements of Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06; the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56; the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act, (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 and any similar laws or regulations currently in force or hereafter enacted (collectively, the “Anti-Terrorism Regulations”).

(c)       Borrower hereby covenants and agrees that if it becomes aware or receives any notice that Borrower, any guarantor or the Property, or any person or entity holding any legal or beneficial interest whatsoever (whether directly or indirectly) in Borrower, any guarantor or in the Property, is named on any of the OFAC Lists (such occurrence, an “OFAC Violation”), Borrower will immediately (i) give notice to Lender of such OFAC Violation, and (ii) comply with all Laws applicable to such OFAC Violation (regardless of whether the party included on any of the OFAC Lists is located within the jurisdiction of the United States of America), including, without limitation, the Anti-Terrorism Regulations, and Borrower hereby authorizes and consents to Lender’s taking any and all steps Lender deems necessary, in its sole discretion, to comply with all Laws applicable to any such OFAC Violation, including, without limitation, the requirements of the Anti-Terrorism Regulations (including the “freezing” and/or “blocking” of assets).

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          (d)       Upon Lender’s request from time to time during the term of the Loan, Borrower agrees to deliver a certification confirming that the representations and warranties set forth in Section 3.09 above remain true and correct as of the date of such certificate and confirming Borrower’s and any guarantor’s compliance with this Section 4.20.

Section 4.21    Compliance with Property as Single Asset. Borrower hereby covenants and agrees that (i) during the term of the Loan, Borrower shall not own any assets in addition to the Property (other than assets used in connection with the ownership or operation of the Property), (ii) each Individual Property shall remain as a single property or project, and (iii) during the term of the Loan, the Property shall generate, either directly or indirectly, substantially all of the gross income of the Borrower and there shall be no substantial business being conducted by the Borrower other than the business of owning the Property and the activities incidental thereto.

Section 4.22    Capital Leases. At no time, shall Borrower enter into (on an aggregate basis) leases for capital goods and/or equipment for the benefit of any Individual Property without Lender’s prior written approval if the value of such capital goods and/or equipment, if purchased, would exceed $600,000 in value.

Section 4.23    Inventory Levels. At all times during the term of the Loan, Borrower shall maintain inventory levels of linens, tableware, kitchen utensils and equipment, and tables, chairs and equipment for the conference center located on each Individual Property which are appropriate for a hotel similar to each respective Individual Property and located in such Individual Property’s respective market.

Section 4.24    No Gaming. Each Individual Property shall be operated as a hotel property. The Property shall not be used for the conduct of any gaming operations without Lender’s prior written consent (which consent may be given or withheld for any reason or for no reason or given conditionally, in Lender’s sole discretion); provided, however, that organizations shall not be prohibited from renting banquet rooms for one-time fundraising events that may involve games of chance conducted in accordance with all applicable laws, and Borrower shall not be prohibited from conducting “casino nights” and similar activities in conjunction with banquets and other meetings at the Property and in accordance with all applicable Laws.

Section 4.25	Management Agreement and Franchise Agreement.

(a)   Borrower shall cause the hotel located on each Individual Property to be operated pursuant to the Franchise Agreement and the Management Agreement or successor agreements approved by Lender.

(b)	Borrower shall:
(i)

Promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Franchise Agreement (or any successor franchise agreement) and the Management Agreement (or any successor management agreement) and do all things necessary to preserve and to keep unimpaired its material rights thereunder;

(ii)

Deliver to Lender copies of all notices of a material nature sent to Borrower by any franchisor (including the Franchisor) pursuant to or relating to the Franchise Agreement (or any successor franchise agreement) within five (5) business days of receipt of the same by Borrower;

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(iii)	Promptly notify Lender of any default under the Franchise Agreement (or any successor franchise agreement) or the Management Agreement (or any successor management agreement) of which it is aware; and

(iv)

Promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by any franchisor (including the Franchisor) pursuant to or relating to the Franchise Agreement (or any successor franchise agreement) and/or the Manager under the Management Agreement (or any successor management agreement).

(c)	Borrower consents and agrees that it shall not, without Lender’s prior written consent:
(i)	Surrender, terminate or cancel the Franchise Agreement (or any successor franchise agreement) or the Management Agreement (or any successor management agreement);

(ii)	Reduce or consent to the reduction of the term of the Franchise Agreement (or any successor franchise agreement) or the Management Agreement (or any successor management agreement);

(iii)

Increase or consent to the increase of the amount of any charges under the Franchise Agreement (or any successor franchise agreement) or the Management Agreement (or any successor management agreement); or

(iv)

Otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Franchise Agreement (or any successor franchise agreement) or the Management Agreement (or any successor management agreement) in any material respect (it being acknowledged and agreed that a modification to the Management Agreement to extend the term thereof (but not beyond the expiration of the term of the Franchise Agreement) and reduce the fee paid to Manager thereunder shall not constitute a violation of this subsection (iv)).

(d)    Borrower shall maintain the Management Agreement for the operation of each Individual Property in full force and effect and timely perform in all material respects all of Borrower’s obligations thereunder and enforce performance of all obligations of the manager thereunder, and not permit the termination or amendment of such Management Agreement unless the prior written consent of Lender is first obtained.

(e)    If at any time the current Management Agreement or Franchise Agreement is no longer in full force and effect, Borrower shall enter into a new franchise agreement (a “Replacement Franchise Agreement”) and/or management agreement with a nationally recognized hotel company acceptable to Lender including the companies listed on Exhibit D attached hereto. Any new management agreement and/or franchise agreement shall be subject to the review and approval of Lender, which shall not be unreasonably withheld.

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5.	SALE, TRANSFER, OR ENCUMBRANCE OF THE PROPERTY; MERGER; PARTIAL RELEASE

Section 5.01    Due-on-Sale or Encumbrance. It shall be an Event of Default and, at the sole option of Lender, Lender may accelerate the Obligations and the entire Obligations (including any Prepayment Premium) shall become immediately due and payable, if, without Lender’s prior written consent (which consent may be given or withheld for any or for no reason or given conditionally, in Lender’s sole discretion) any of the following shall occur:

(a)

Borrower shall sell, convey, assign, transfer, dispose of or be divested of its title to, convey security title to, mortgage, encumber or cause to be encumbered the Property or any interest therein, in any manner or way, whether voluntary or involuntary; or

(b)

in the event of any merger, consolidation, sale, transfer, assignment, liquidation or dissolution involving any or all of the assets of Borrower or any general partner or managing member of Borrower; or

(c)	in the event of the assignment, transfer, pledge, voluntary or involuntary sale, or encumbrance (or any of the foregoing at one time or over any period of time) of:

(i)

(1) any ownership interests in the Borrower, regardless of the type or form of entity of Borrower, (2) the voting stock or ownership interest of any corporation or limited liability company which is, respectively, general partner or managing member of Borrower or any corporation or limited liability company directly or indirectly owning 10% or more of any such corporation or limited liability company, or (3) the ownership interests of any owner of ten percent (10%) or more of the beneficial interests of Borrower if Borrower is a trust; or

(ii)

any general partnership, managing member or controlling interest in (1) Borrower, (2) an entity which is in Borrower’s chain of ownership and which is derivatively liable for the obligations of Borrower, or (3) any entity that has the right to participate directly or indirectly in the control of the management or operations of Borrower; or

(d)	in the event of the conversion of any general partnership interest in Borrower to a limited partnership interest, if Borrower is a partnership; or

(e)	in the event of any change, removal, or resignation of any general partner of Borrower, if Borrower is a partnership;

(f)	in the event of any change, removal, addition, or resignation of a managing member of Borrower (or if no managing member, any member), if Borrower is a limited liability company; or

(g)

Borrower shall (i) obtain any secured or unsecured debt except for customary and reasonable short-term trade payables obtained and repaid in the ordinary course of Borrower’s business or (ii) guarantee, or otherwise agree to be liable for (whether conditionally or unconditionally), any obligation of any person or entity.

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The provisions set forth above shall not apply to transfers of ownership interests in the Borrower (i) under any will or applicable law of descent, (ii) among any of the holders of direct or indirect ownership interests in Borrower that were holders of ownership interests in Borrower on the Closing Date, (iii) to any entity that is wholly owned, directly or indirectly, by FLLP or FLTI or any combination thereof, or (iv) representing up to forty-nine percent (49%) of the direct or indirect ownership interests in the Borrower to any person or entity, as long as no Event of Default exists at the time of any transfer described in (ii), (iii) or (iv) of this sentence and following any transfer described in (ii), (iii) or (iv), of this sentence (1) FLLP shall at all times own, directly or indirectly at least fifty-one percent (51%) of the equity interest in, and retain and maintain control of, Borrower and FLTI shall at all times be the sole general partner of, and maintain control over, FLLP, and (2) within fifteen (15) days following any such transfer, Borrower shall deliver to Lender (a) a statement showing the current ownership of the Borrower, (b) a certification from Borrower that Borrower remains in compliance with the ERISA provisions of the Loan Documents, and (c) a certification from Borrower that Borrower remains in compliance with the representations, warranties and covenants in the Loan Documents relative to Anti-Terrorism Regulations. Without limiting the provisions of the preceding sentence, Borrower and the transferee of the ownership interests in Borrower being transferred shall be deemed to have made the certification, as of the date of the applicable transfer, described in subsections (b) and (c) above in favor of Lender, as a result of the transfer, and the acceptance thereof, of the applicable ownership interests in Borrower. For purposes hereof, a person shall “control” the Borrower only if that person (i) shall have the power and authority, either directly or indirectly, to direct the day-to-day management of, and all major decisions regarding, the operations and management of the Borrower without requiring the consent of, or being subject to a veto by, any other person or entity, (ii) shall own, directly or indirectly, at least fifty-one percent (51%) of the equity and voting interests in that entity, and (iii) may not be removed from such position by any other party absent negligence or willful misconduct.

Section 5.02    Merger. Notwithstanding anything to the contrary in Section 5.01 above, if no Event of Default (or event which with the passage of time or the giving of notice or both would be an Event of Default) has occurred and is continuing, Lender agrees that, upon forty-five (45) days prior written request of Borrower, Lender shall consent to the merger of FLTI and another entity (whether through one transaction or a series of transactions), if:

(a)       The proposed transferee (as used herein, such term includes the surviving party from such merger) is a United States entity and is a person with a debt-to-equity ratio, net worth and liquidity at least as strong as that of FLTI either at Closing or immediately prior to the proposed merger (whichever is stronger), and, in the judgment of Lender, has (i) the financial capability, creditworthiness and operational expertise necessary to own and operate a portfolio of properties of the size and complexity that proposed transferee and its subsidiaries would own immediately following the completion of the proposed merger, (ii) a reputation in real estate ownership that is comparable to the Borrower, FLLP and FLTI, and (iii) experience in the ownership, operation, management, and leasing of similar properties, equal to or greater than Borrower, FLLP and FLTI, and, it being understood, without limiting the foregoing, that the proposed transferee shall not be acceptable if (x) upon assumption of the Loan, such transferee’s, its affiliates’, or related entities’ credit obligations shall exceed Lender’s individual or related borrower limits as established by Lender from time to time in its sole discretion or (y) the proposed transferee is related to Lender or advised by Lender or any affiliate of Lender. For purposes hereof, the acquisition of 50% or more of the equity interest in FLLP or FLTI by one party or a group of related parties either in one transaction or a series of transactions shall be deemed to be a merger subject to the terms of this paragraph;

(b)       Borrower pays Lender a non-refundable servicing fee (of $25,000.00) at the time of the request, and an additional fee equal to 0.25% of the outstanding principal balance of the Loan (less the $25,000.00 paid at the time of the request) at the time of the transfer;

CENTRAL\31200109.7                                                    -27-

(c)       At Lender’s option, Lender’s title policy is endorsed to verify the first priority lien of the Instruments at Borrower’s expense (to bring forward the effective date thereof and set forth the current schedule of subordinate matters with respect to title; provided, however, that if any element of such endorsement shall require payment of a full title insurance premium, Lender agrees to accept a title company certification or title report in lieu thereof);

(d)       The transferee expressly assumes all obligations applicable to FLTI under the Documents and executes any documents reasonably required by Lender, and all of these documents are satisfactory in form and substance to Lender, in Lender’s reasonable discretion, and either FLLP and FLTI reaffirm their obligations under existing guaranties and indemnities or a new guarantor, acceptable to Lender, executes guaranties and indemnities (pursuant to documents satisfactory in form and substance to Lender) with respect to all of the obligations under the Environmental and ERISA Indemnity Agreement, and Section 7.01 hereof;

(e)       Borrower shall deliver to Lender copies of all transfer documents and merger documents (to the extent Borrower is permitted by law to reveal such documents);

(f)        The transferee complies with the ERISA provisions of the Documents and delivers such ERISA certifications and representations as Lender shall required in order to demonstrate compliance with the ERISA provisions of the Documents;

(g)       The transferee provides representations and warranties satisfactory to Lender regarding the anti-terrorism lists and anti-terrorism laws, rules, and regulations; and

(h)       Borrower or the transferee pays all reasonable fees, costs, and expenses incurred by Lender in connection with the proposed transfer, including, without limitation, all legal (for outside counsel), accounting, title insurance, documentary stamps taxes, intangibles taxes, mortgage taxes, recording fees, and appraisal fees, whether or not the merger is actually consummated.

Section 5.03	Partial Release

Upon not less than sixty (60) days prior written notice from Borrower, Lender shall release (a “Property Release”) one or more Individual Property(ies) from the lien of the Loan Documents (each, a “Released Property”), upon the satisfaction (as determined by Lender in its sole discretion) of all of the following terms and conditions:

(a)

At the time of the request and the time of the proposed Property Release, there shall be no default under the Documents, and there shall exist no condition or state of facts which with the passage of time or the giving of notice or both, would constitute a default under the Documents;

(b)	Any such request may be made no sooner than nine (9) months after the Closing, and such written request must be received no later than twelve (12) months prior to the maturity date of the Loan;

(c)

For each Released Property, Borrower shall have paid to Lender the “Release Price”, which shall be equal to (i) 1.20% of the Allocated Loan Amount applicable to the Released Property (such amount shall herein be called the “Principal Payment Amount”) plus (ii) the applicable Prepayment Premium (based on the Principal Payment Amount) plus (iii) all accrued interest with respect to the allocated loan amount applicable to the Released

CENTRAL\31200109.7                                                    -28-

Property (any such allocated loan amount being referred to as an “Individual Loan”) and all accrued and unpaid charges with respect to the Loan;

(d)

The Principal Payment Amount shall be applied to pay in full the principal balance due with respect to the Individual Loan applicable to the Released Property, and Lender, in its discretion, shall apply the portion of the Principal Payment Amount which is in excess of the then outstanding principal balance of the Individual Loan applicable to the Released Property to one of more of the other Individual Loans applicable to the other Individual Properties;

(e)

Lender shall have determined that following the Property Release, the Debt Service Coverage Ratio, calculated with respect to the remaining Property (excluding the Released Property) shall be at least equal to the greater of (i) 2.00 to 1.00 or (ii) the Debt Service Coverage Ratio for the Loan immediately prior to the proposed Release (including the Released Property). In the event the Debt Service Coverage Ratio of the remaining Property (excluding the Released Property) is less than the required level, Borrower shall have the right, subject to payment of the applicable Prepayment Premium, to pay Lender the amount necessary to increase the Debt Service Coverage Ratio of the remaining Property (excluding the Released Property) to the required level;

(f)

Lender shall have determined that following the Property Release, the Loan to Value Ratio, calculated with respect to the remaining Property (excluding the Released Property), shall not exceed the lesser of (i) forty-five percent (45%), or (ii) the Loan to Value Ratio of the Property (including the Released Property) immediately prior to the proposed Release. In the event the Loan to Value Ratio of the remaining Property (excluding the Released Property) exceeds the required level, Borrower shall have the right, subject to payment of the Prepayment Premium, to pay Lender the amount necessary to reduce the Loan to Value Ratio of the remaining Property (excluding the Released Property) to the required level;

(g)

At the time the Borrower makes its written request to Lender for a Property Release, Borrower shall pay to Lender a non-refundable administrative fee of $20,000.00. Such non-refundable administrative fee shall be deemed earned by Lender upon its receipt by Lender and shall not be applied to the Principal Payment Amount, the Prepayment Premium, or any other amount due under this provision;

(h)

Whether or not the Property Release actually closes, Borrower shall pay to Lender all escrow, closing and recording charges and taxes including, but not limited to, the cost of preparing and delivering releases, any re-conveyance documentation and modifications of the Documents, including legal fees and costs, the cost of any title insurance endorsements that Lender may require, any expenses incurred by the Lender in connection with the Property Release, and any sums then due and payable under the Documents;

(i)

Following any Property Release, (1) one of the Birmingham, Alabama and Napa Valley, California Individual Properties shall remain part of the remaining Property, and (ii) one of the Fort Lauderdale, Florida; and Miami, Florida shall remain part of the remaining Property; and

(j)	Such other terms and conditions as Lender shall reasonably require.

CENTRAL\31200109.7                                                    -29-

Following each Property Release, Lender shall distribute to Borrower any amounts held in the FF&E Reserve on a pro rata basis based on four percent (4%) of the gross revenues of the Release Property and four percent (4%) of the gross revenues of the remaining Property.

Notwithstanding anything to the contrary in this Section 5.03, Borrower shall only have the right to a combined cumulative total (during the entire term of the Loan) of Property Releases of three (3) Individual Properties.

This Section shall be personal to the original Borrower under the Loan, together with any transferees expressly permitted by, or consented to by Lender pursuant to, the terms of Section 5.02 above, and no other transferee shall have any rights under this Section.

6.	EVENT OF DEFAULT

Section 6.01    Events of Default. The following shall be an “Event of Default” (regardless of whether the breach, failure, default, or other event or circumstance specified below was caused or permitted by, or attributable to the actions or failure to act, of Borrower or Lessee):

(a)    if Borrower fails to make any payment required under the Documents when due and such failure continues for five (5) days after written notice; provided, however, that if Lender gives one (1) notice of default within any twelve (12) month period, Borrower shall have no further right to any notice of monetary default during the next following twelve (12) month period; provided, further, however, Borrower shall have no right to any such notice upon the maturity date of the Note;

(b)    except for defaults listed in the other subsections of this Section 6.01, if Borrower fails to perform or comply with any other provision contained in the Documents and the default is not cured within thirty (30) days of Lender providing written notice thereof (the “Grace Period”); provided, however, that the Grace Period will be extended up to an additional sixty (60) days (for a total of ninety (90) days from the date of default) if (i) Borrower or Lessee, as the case may be, immediately commences and diligently pursues the cure of such default and delivers (within the Grace Period) to Lender a written request for more time and (ii) Lender determines in good faith that (1) such default cannot be cured within the Grace Period but can be cured within ninety (90) days after the default, (2) no lien or security interest created by the Documents will be impaired prior to completion of such cure, and (3) Lender’s immediate exercise of any remedies provided hereunder or by law is not necessary for the protection or preservation of the Property or Lender’s security interest;

(c)    if any representation made (i) in connection with the Loan or the Obligations or (ii) in the Loan Application or Documents shall be false or misleading in any material respect;

(d)	if any default under Section 5.01 occurs;
(e)	if Borrower or Lessee shall become Insolvent;

(f)     if any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding, or any other proceedings for the relief of debtors, is instituted by or against Borrower or Lessee, and, if instituted against Borrower or Lessee, is allowed, consented to, or not dismissed within the earlier to occur of (i) ninety (90) days after such institution or (ii) the filing of an order for relief;

(g)    if any of the events in Sections 6.01 (e) or (f) shall occur with respect to the member of Borrower,

CENTRAL\31200109.7                                                    -30-

(h)    at the election of Lender and only after written notice to Borrower, if a Bankruptcy Action shall occur with respect to (i) FLTI, or (ii) FLLP, or (iii) any guarantor of payment and/or performance of any of the Obligations;

(i)     if the Property shall be taken, attached, or sequestered on execution or other process of law in any action against Borrower or Lessee (other than pursuant to a Taking, which shall be governed by Section 4.08 of this Agreement);

(j)     if any default occurs under the Environmental and ERISA Indemnity and such default is not cured within any applicable grace period in that document;

(k)    if Borrower or Lessee shall fail at any time to obtain, maintain, renew, or keep in force the insurance policies required by Section 4.06 of this Agreement within ten (10) days after written notice from Lender;

(l)     if Borrower shall be in default under any other mortgage or security agreement executed by Borrower or Lessee covering any part of the Property, whether it be superior or junior in lien to the Instruments, other than security agreements securing either immaterial amounts (including any security agreements securing a purchase money loan or equipment lease of photocopiers or postage meter machines);

(m)   if any claim of priority (except based upon a Permitted Encumbrance) to the Documents by title, lien, or otherwise shall be consented to by Borrower or Lessee (which claim is not dismissed or released within thirty (30) days after Borrower or Lessee shall have consented thereto) or shall be upheld by any court of competent jurisdiction;

(n)    (i) the consummation by Borrower or Lessee of any transaction which would cause (A) the Loan or any exercise of Lender’s rights under the Documents to constitute a non-exempt prohibited transaction under ERISA or (B) a violation of a state statute regulating governmental plans; (ii) the failure of any representation in Section 4.11(b) of this Agreement to be true and correct in all respects; or (iii) the failure of Borrower or Lessee to provide Lender with the written certifications required by Section 4.11(c) of this Agreement;

(o)    (i) the consummation by Borrower or Lessee of any transaction which would cause an OFAC Violation; (ii) the failure of any representation in Section 3.09 of this Agreement to be true and correct in all respects; or (iii) the failure of Borrower or Lessee to comply with the provisions of Section 4.20 of this Agreement, unless such default is cured within the lesser of (A) fifteen (15) days after written notice of such default to Borrower or Lessee, as the case may be, or (B) the shortest cure period, if any, provided for under any Laws applicable to such matters (including, without limitation, the Anti-Terrorism Regulations);

(p)    if and only to the extent that Borrower or Lessee has a contractual right to prevent same, if, without Lender’s prior consent, the Manager under the Management Agreement (or any successor management agreement) resigns or is removed, or the ownership, management or control of such Manager is transferred to a person or entity other than the general partner or managing member of the Borrower, or there is any material change in the Management Agreement (or any successor management agreement), other than a modification to the Management Agreement to extend the term thereof (but not beyond the expiration of the term of the Franchise Agreement) and reduce the fee paid to Manager thereunder;

CENTRAL\31200109.7                                                    -31-

(q)    if a default has occurred and continues beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits the Manager to terminate or cancel the Management Agreement (or any successor management agreements);

(r)     if, without Lender’s prior consent, Borrower or Lessee enters into a new franchise agreement or there is any material change in the Franchise Agreement (or any successor franchise agreement);

(s)     if a default has occurred and continues beyond any applicable cure period under the Franchise Agreement (or any successor franchise agreement) and if such default permits the franchisor thereunder (including the Franchisor) to terminate or cancel its respective franchise agreement;

(t)     if Borrower or Lessee ceases to do business as a hotel or motel on the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any casualty or renovations to any Individual Property approved by Lender);

(u)    the occurrence of a default or event of default after the expiration of applicable cure periods, if any, under any of the other Documents;

(v)    the occurrence of any other termination of the Primary Lease without the prior, written consent of Lender; or

(w)   The occurrence of a termination of any franchise agreement applicable to any Individual Property (including the Franchise Agreement), without Lender’s prior written consent, unless, within sixty (60) days thereafter, an agreement in lieu thereof acceptable to Lender is entered into.

Section 6.02    Remedies. If an Event of Default occurs, Lender or any person designated by Lender may (but shall not be obligated to) take any action (separately, concurrently, cumulatively, and at any time and in any order) permitted under any Laws, without notice, demand, presentment, or protest (all of which are hereby waived), to protect and enforce Lender’s rights under the Documents or Laws including without limitation those actions set forth in the Instruments.

7.	LIMITATION ON PERSONAL LIABILITY AND INDEMNITIES
Section 7.01	Limited Recourse Liability.

Borrower shall not have any personal liability for the Loan or any obligations set forth in the Documents. Notwithstanding the preceding sentence, Lender may bring a foreclosure action or other appropriate action to enforce the Documents or realize upon and protect the Property (including, without limitation, naming Borrower and any other necessary parties in the actions) and IN ADDITION THE RECOURSE PARTIES SHALL HAVE JOINT AND SEVERAL PERSONAL LIABILITY FOR:

(a)

any amounts accrued and/or payable under any indemnities, guaranties, master leases or similar instruments furnished in connection with the Loan (including, without limitation, the provisions of Sections 7.03, 7.04, 7.05, 7.06 and 7.07 below and the Environmental and ERISA Indemnity).

CENTRAL\31200109.7                                                    -32-

(b)	the amount of any assessments and taxes (accrued and/or payable) with respect to the Property;

(c)

the amount of any security deposits, rents prepaid more than one (1) month in advance, or prepaid expenses of tenants to the extent not turned over to (i) Lender upon foreclosure, sale (pursuant to power of sale), or conveyance in lieu thereof, or (ii) a receiver or trustee for the Property after appointment;

(d)	the amount of any insurance proceeds or condemnation awards neither turned over to Lender nor used in compliance with the Documents;
(e)

actual damages suffered or incurred by Lender as a result of Borrower (i) entering into a new Lease, (ii) entering into an amendment or termination of an existing Lease (other than a Primary Lease, which is covered in Section 7.01(E) below), (iii) accepting a termination, cancellation or surrender of an existing Lease in breach of the leasing restrictions set forth in the Assignments of Leases, or (iv) entering into leases or other agreements regarding occupancy of guest rooms at any Individual Property for in excess of thirty (30) days on other than market terms and rents;

(f)	damages suffered or incurred by Lender by reason of any intentional waste of the Property;

(g)

the amount of any Rents or other income from the Property received by any of the Recourse Parties after delivery of notice of a default under the Documents (but only if such default is not cured prior to the expiration of the applicable cure period, if any) and not otherwise applied to the indebtedness under the Notes or to the current (not deferred) operating expenses of the Property; PROVIDED, HOWEVER, THAT THE RECOURSE PARTIES SHALL HAVE PERSONAL LIABILITY for amounts, if any, paid as expenses to a person or entity related to or affiliated with any of the Recourse Parties except for any such amount paid to a related or affiliated person or entity for (A) reasonable salaries for on-site employees, (B) a reasonable allocation of the salaries of off-site employees for accounting and management, and (C) out-of-pocket expenses of Borrower’s management company relating to the Property, but in no event shall such expenses include any profit or be greater than prevailing market rates for any such services. For purposes of this subsection, Manager, any of its subsidiaries and any successor third-party, unaffiliated management company shall not be deemed to be related or affiliated with Borrower or any of the Recourse Parties by virtue of being Manager;

(h)	the face amount of any letter of credit required under the Documents or otherwise in connection with the Loan that Borrower fails to maintain;

(i)

following a default under the Documents, all reasonable attorneys’ fees, including allocated costs of Lender’s staff attorneys, and other expenses incurred by Lender in enforcing the Documents if Borrower contests, delays, or otherwise hinders or opposes (including, without limitation, the filing of a bankruptcy) any of Lender’s enforcement actions; provided, however, that if in such action Borrower successfully proves that no default occurred under the Documents, Borrower shall not be required to reimburse Lender for such attorneys’ fees, allocated costs and other expenses; and

(j)	actual damages suffered or incurred by Lender as a result of Borrower’s breach or violation of the Special Purpose Entity Requirements (other than Section 2(m) and 2(q) set forth in

CENTRAL\31200109.7                                                    -33-

Exhibit C attached hereto, breach or violation of which shall not result in personal liability under this subsection 7.01(j)).

(k)

all fees, costs, expenses, penalties and other sums (accrued and/or payable prior to the date upon which Lender actually takes title to an Individual Property through foreclosure, deed in lieu of foreclosure or otherwise (the “Property Transition Date”)) relating to any Franchise Agreement affecting any Individual Property and any related software and/or hardware licensing, communications and technical support agreements;

(l)	all Make-Whole Fees payable in connection with assuming Borrower’s rights and interest under any Franchise Agreement upon foreclosure, sale (pursuant to power of sale), or conveyance in lieu thereof;

(m)

all termination fees, costs, expenses and other sums payable on account of any voluntary termination of any Hotel Franchise Agreement by any of the Recourse Parties without Lender’s prior written consent, as required under the Documents;

(n)

all fees, costs, expenses and other sums payable upon a voluntary termination of any Hotel Franchise Agreement by any of the Recourse Parties without Lender’s prior written consent, as required under the Documents, in connection with (i) reinstating any Hotel Franchise Agreement upon foreclosure, sale (pursuant to power of sale), or conveyance in lieu thereof, and (ii) securing any new hotel franchise agreement for an Individual Property with a franchisor of hotel properties of equivalent (but not better) class as that of the Property, upon foreclosure, sale (pursuant to power of sale), or conveyance in lieu thereof if, after good faith and reasonable efforts by Lender to reinstate the Hotel Franchise Agreement, Lender is unable to do so; provided, however, that no liability shall accrue under this subsection (n) if, within thirty (30) days after any voluntary termination of any Hotel Franchise Agreement by any of the Recourse Parties without Lender’s prior written consent as required under the Documents, Borrower shall have entered into a new Acceptable Hotel Franchise Agreement. Borrower acknowledges that the terms of this subsection (n) are solely intended to govern the question of liability under this subsection (n) and shall in no way be considered in determining whether or not an Event of Default shall have occurred and shall in no way be reflective of any standards to which Lender shall be subject in granting or withholding consent to any termination of or amendment to any Hotel Franchise Agreement; and

(o)

any security or other deposits for conventions, banquets or catering, or the booking of guest rooms that are not applied in accordance with the terms of the agreement with the depositor (i) not turned over to Lender upon foreclosure, sale (pursuant to power of sale), or conveyance in lieu thereof, or (ii) not turned over to a receiver or trustee for the Property after his/her appointment.

Notwithstanding the foregoing, the RECOURSE PARTIES SHALL HAVE PERSONAL LIABILITY for all indebtedness evidenced by the Notes and all obligations set forth in the Documents (except as set forth in subsection 7.01(D) below) if:

(A)

there shall be any breach or violation of Section 5.01 above; provided, however, if Borrower (1) establishes that the breach or violation (x) was inadvertent, and (y) did not involve the transfer or disposition, or encumbrance with a monetary lien, of the Property or any part thereof, (2) promptly gives Lender written notice of such event, and (3) cures the same to the reasonable satisfaction of Lender within thirty (30) days after any senior officer

CENTRAL\31200109.7                                                    -34-

of any of the Recourse Parties first had actual knowledge thereof (regardless of whether Lender shall have given any notice of default or other notice on account thereof), the Recourse Parties shall be personally liable only for any actual damages suffered or incurred by Lender as a result of the breach or violation; or

(B)

there shall be any fraud or material misrepresentation by any of the Recourse Parties in connection with the Property, the Documents, the Loan Application, or any other aspect of the Loan; provided, however, if, with respect to a material misrepresentation only, Borrower (1) establishes that the misrepresentation was inadvertent, (2) promptly gives Lender written notice of the misrepresentation, and (3) cures the same to the reasonable satisfaction of Lender within thirty (30) days after any senior officer of any of the Recourse Parties first had actual knowledge thereof (regardless of whether Lender shall have given any notice of default or other notice on account thereof), the Recourse Parties shall be personally liable only for any actual damages suffered or incurred by Lender as a result of the misrepresentation; or

(C)

the Property or any part thereof shall become an asset in (i) a voluntary bankruptcy or insolvency proceeding or (ii) an involuntary bankruptcy or insolvency proceeding which is not dismissed within ninety (90) days of filing; provided, however, that this subsection 7.01(C) shall not apply if (A) an involuntary bankruptcy is filed by Lender or (B) an involuntary filing was initiated by a third-party creditor independent of any collusive action, participation or collusive communication by (1) Borrower, (2) any partner, shareholder or member of Borrower or Borrower’s general partner or managing member, or (3) any of the other Recourse Parties; or

(D)

any Individual Property located in California is determined to be “environmentally impaired” pursuant to the provisions of Section 726.5 of the California Code of Civil Procedure; provided that the liability of the Recourse Parties under this subsection (D) shall be equal to the amount that Borrower would be obligated to pay to Lender under Section 5.03 above to obtain a Release of the environmentally impaired Individual Property (as if such Individual Property were a Release Property), including without limitation, the applicable Prepayment Premium, all accrued interest with respect to the allocated loan amount applicable to the environmentally impaired Individual Property, and any amount necessary to either increase the Debt Service Coverage Ratio or reduce the Loan to Value Ratio of the other Property (those Individual Properties that are not environmentally impaired) to the required level set forth in Section 5.03 above; or

(E)

any of the Recourse Parties executes or authorizes an amendment or termination of any Primary Lease without Lender’s prior written consent; provided, however, if Borrower (1) establishes that the execution or authorization of the amendment or termination was inadvertent, (2) promptly gives Lender written notice of such amendment or termination, and (3) cures the same to the reasonable satisfaction of Lender within thirty (30) days after any senior officer of Borrower or any of the other Recourse Parties first had actual knowledge thereof (regardless of whether Lender shall have given any notice of default or other notice on account thereof), the Recourse Parties shall be personally liable only for any actual damages suffered or incurred by Lender as a result of the amendment or termination.

Section 7.02    General Indemnity. Borrower agrees that while Lender has no liability to any person in tort or otherwise as lender and that Lender is not an owner or operator of the Property, Borrower shall, at its sole expense, protect, defend, release, indemnify and hold harmless (“indemnify”) the Indemnified Parties from any Losses (defined below) imposed on, incurred by, or asserted against the Indemnified

CENTRAL\31200109.7                                                    -35-

Parties, directly or indirectly, arising out of or in connection with the Property, Loan, or Documents, including Losses; provided, however, that the foregoing indemnities shall not apply to any Losses caused by the gross negligence or willful misconduct of the Indemnified Parties. The term “Losses” shall mean any claims, suits, liabilities (including strict liabilities), actions, proceedings, obligations, debts, damages, losses (including, without limitation, unrealized loss of value of the Property), Costs, expenses, fines, penalties, charges, fees, judgments, awards, and amounts paid in settlement of whatever kind including attorneys’ fees (both in-house staff and retained attorneys) and all other costs of defense.

Section 7.03    Transaction Taxes Indemnity. Borrower shall, at its sole expense, indemnify the Indemnified Parties from all Losses imposed upon, incurred by, or asserted against the Indemnified Parties or the Documents relating to Transaction Taxes.

Section 7.04    ERISA Indemnity. Borrower shall, at its sole expense, indemnify the Indemnified Parties against all Losses imposed upon, incurred by, or asserted against the Indemnified Parties (a) as a result of a Violation, (b) in the investigation, defense, and settlement of a Violation, (c) as a result of a breach of the representations in Section 4.11 or default thereunder, (d) in correcting any prohibited transaction or the sale of a prohibited loan, and (e) in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion.

Section 7.05    Environmental and ERISA Indemnity. Borrower and other persons, if any, have executed and delivered the Environmental and ERISA Indemnity Agreement dated the date hereof to Lender (“Environmental and ERISA Indemnity”).

Section 7.06    Duty to Defend, Costs and Expenses. Upon request, whether Borrower’s obligation to indemnify Lender arises under this Section 7 or in the Documents, Borrower shall defend the Indemnified Parties (in Borrower’s or the Indemnified Parties’ names) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, the Indemnified Parties may, in their sole discretion, engage their own attorneys and professionals to defend or assist them and, at their option, their attorneys shall control the resolution of any claims or proceedings. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse and/or indemnify the Indemnified Parties for all Costs imposed on, incurred by, or asserted against the Indemnified Parties by reason of any items set forth in this Section 7 and/or the enforcement or preservation of the Indemnified Parties’ rights under the Documents. Any amount payable to the Indemnified Parties under this Section shall (a) be deemed a demand obligation, (b) be part of the Obligations, (c) bear interest from the date of demand at the Default Rate until paid if not paid on demand, and (d) be secured by the Instruments.

Section 7.07    Recourse Obligation and Survival. Notwithstanding anything to the contrary in the Documents and in addition to the recourse obligations set forth in Section 7.01 above, the obligations of Borrower under Sections 7.03, 7.04, 7.05, and 7.06 shall be a full recourse obligation of Borrower, shall not be subject to any limitation on personal liability in the Documents, and shall survive (a) repayment of the Obligations, (b) any termination, satisfaction, transfer of title by power of sale, assignment or foreclosure of this Instrument, (c) the acceptance by Lender (or any nominee) of a deed in lieu of foreclosure, (d) a plan of reorganization filed under the Bankruptcy Code, or (e) the exercise by the Lender of any rights in the Documents. Borrower’s obligations under Section 7 shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal by any insurance carrier to perform any obligation under any applicable insurance policy.

8.	ARTICLE IX - ADDITIONAL PROVISIONS

Section 8.01    Usury Savings Clause. All agreements in the Documents are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid under the Documents for the use,

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forbearance, or detention of money exceed the highest lawful rate permitted by Laws. If, at the time of performance, fulfillment of any provision of the Documents shall involve transcending the limit of validity prescribed by Laws, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If Lender shall ever receive as interest an amount which would exceed the highest lawful rate, the receipt of such excess shall be deemed a mistake and (a) shall be canceled automatically or (b) if paid, such excess shall be (i) credited against the principal amount of the Obligations to the extent permitted by Laws or (ii) rebated to Borrower if it cannot be so credited under Laws. Furthermore, all sums paid or agreed to be paid under the Documents for the use, forbearance, or detention of money shall to the extent permitted by Laws be amortized, prorated, allocated, and spread throughout the full stated term of the Notes until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Obligations for so long as the Obligations are outstanding.

Section 8.02    Notices. Any notice, request, demand, consent, approval, direction, agreement, or other communication (any “notice”) required or permitted under the Documents shall be in writing and shall be validly given if sent by a nationally-recognized courier that obtains receipts, delivered personally by a courier that obtains receipts, or mailed by United States certified mail (with return receipt requested and postage prepaid) addressed to the applicable person as follows:

If to Borrower: FelCor Lodging Trust Incorporated 545 E. John Carpenter Freeway, Suite 1300 Irving, Texas 75062 Attention: Jonathon Yellen, Executive Vice President and General Counsel	With a copy of notices sent to Borrower to: Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue., Suite 4100 Dallas, Texas 75201-4675 Attention: Robert W. Dockery, Esq.

If to Lender:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Prudential Asset Resources

2100 Ross Avenue, Suite 2500

Dallas, Texas 75201

Attention: Asset Management Department

Reference Loan No. 706108165

With a copy of notices sent to Lender to:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Prudential Asset Resources

2100 Ross Avenue, Suite 2500

Dallas, Texas 75201

Attention: Legal Department

Reference Loan No. 706108165

Each notice shall be effective upon being so sent, delivered, or mailed, but the time period for response or action shall run from the date of receipt as shown on the delivery receipt. Refusal to accept delivery or the inability to deliver because of a changed address for which no notice was given shall be deemed receipt. Any party may periodically change its address for notice and specify up to two (2) additional addresses for copies by giving the other party at least ten (10) days’ prior notice.

Section 8.03    Sole Discretion of Lender. Except as otherwise expressly stated, whenever Lender’s judgment, consent, or approval is required or Lender shall have an option or election under the Documents, such judgment, the decision as to whether or not to consent to or approve the same, or the exercise of such option or election shall be in the sole and absolute discretion of Lender.

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Section 8.04    Applicable Law and Submission to Jurisdiction. The Documents shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America. Without limiting Lender’s or Trustee’s right to bring any action or proceeding against Borrower or the Property relating to the Obligations (an “Action”) in the courts of other jurisdictions, Borrower irrevocably (a) submits to the jurisdiction of any state or federal court in California, (b) agrees that any Action may be heard and determined in such court, and (c) waives, to the fullest extent permitted by Laws, the defense of an inconvenient forum to the maintenance of any Action in such jurisdiction.

Section 8.05    Construction of Provisions. The following rules of construction shall apply for all purposes of this Agreement unless the context otherwise requires: (a) all references to numbered Articles or Sections or to lettered Exhibits are references to the Articles and Sections hereof and the Exhibits annexed to this Agreement and such Exhibits are incorporated into this Agreement as if fully set forth in the body of this Agreement; (b) all Article, Section, and Exhibit captions are used for convenience and reference only and in no way define, limit, or in any way affect this Agreement; (c) words of masculine, feminine, or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa; (d) no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Agreement; (e) all obligations of Borrower hereunder shall be performed and satisfied by or on behalf of Borrower at Borrower’s sole expense; (f) the terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to”; (g) the terms “Property,” “Land,” “Improvements,” and “Personal Property” shall be construed as if followed by the phrase “or any part thereof”; (h) the term “Obligations” shall be construed as if followed by the phrase “or any other sums secured hereby, or any part thereof”; (i) the term “person” shall include natural persons, firms, partnerships, corporations, governmental authorities or agencies, and any other public or private legal entities; (j) the term “provisions,” when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase “terms, covenants, agreements, requirements, and/or conditions”; (k) the term “lease” shall mean “tenancy, subtenancy, lease, sublease, or rental agreement,” the term “lessor” shall mean “landlord, sublandlord, lessor, and sublessor,” and the term “Tenants” or “lessee” shall mean “tenant, subtenant, lessee, and sublessee”; (l) the term “owned” shall mean “now owned or later acquired”; (m) the terms “any” and “all” shall mean “any or all”; and (n) the term “on demand” or “upon demand” shall mean “within five (5) business days after written notice”; and (o) the term “Trustee” shall mean “Trustee, its successors and assigns, and any substitute or successor Trustee of the estates, properties, powers, trusts and rights conferred upon Trustee pursuant to the Documents.”

Section 8.06    Miscellaneous. If any provision of the Documents shall be held to be invalid, illegal, or unenforceable in any respect, this shall not affect any other provisions of the Documents and such provision shall be limited and construed as if it were not in the Documents. If title to the Property becomes vested in any person other than Borrower, Lender and Trustee may, without notice to Borrower, deal with such person regarding the Documents or the Obligations in the same manner as with Borrower without in any way vitiating or discharging Borrower’s liability under the Documents or being deemed to have consented to the vesting. If both the lessor’s and lessee’s interest under any Lease ever becomes vested in any one person, the Instruments and the lien and security interest created thereby shall not be destroyed or terminated by the application of the doctrine of merger and Lender and Trustee shall continue to have and enjoy all its rights and privileges as to each separate estate. Upon foreclosure (or transfer of title by power of sale) of the Instruments, none of the Leases shall be destroyed or terminated as a result of such foreclosure (or sale), by application of the doctrine of merger or as a matter of law, unless Lender or Trustee takes all actions required by law to terminate the Leases as a result of foreclosure or sale. All of Borrower’s covenants and agreements under the Documents shall run with the land and time is of the essence. Borrower appoints Lender as its attorney-in-fact, which appointment is irrevocable and shall be deemed to be coupled with an interest, with respect to the execution,

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acknowledgment, delivery, filing or recording for and in the name of Borrower of any of the documents listed in Sections 4.04 and 4.19 of this Agreement, and Section 4.02 of the Instruments. The Documents cannot be amended, terminated, or discharged except in a writing signed by the party against whom enforcement is sought. No waiver, release, or other forbearance by Lender will be effective unless it is in a writing signed by Lender and then only to the extent expressly stated. The provisions of the Documents shall be binding upon Borrower and its heirs, devisees, representatives, successors, and assigns including successors in interest to the Property and inure to the benefit of Lender and Trustee and its or their heirs, successors, substitutes, and assigns. Where two or more persons have executed the Documents, the obligations of such persons shall be joint and several, except to the extent the context clearly indicates otherwise. The Documents may be executed in any number of counterparts with the same effect as if all parties had executed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Document which is not of public record, and, in the case of any mutilation, upon surrender and cancellation of the Document, Borrower will issue, in lieu thereof, a replacement Document, dated the date of the lost, stolen, destroyed or mutilated Document containing the same provisions. Any reviews, inspections, reports, approvals or similar items conducted, made or produced by or on behalf of Lender with respect to Borrower, the Property or the Loan are for loan underwriting and servicing purposes only, and shall not constitute an acknowledgment, representation or warranty of the accuracy thereof, or an assumption of liability with respect to Borrower, Borrower’s contractors, architects, engineers, employees, agents or invitees, present or future tenants, occupants or owners of the Property, or any other party.

Section 8.07    Entire Agreement. Except as provided in Section 4.17, (a) the Documents constitute the entire understanding and agreement between Borrower, Lender and Trustee with respect to the Loan and supersede all prior written or oral understandings and agreements with respect to the Loan including the Loan application and Loan commitment and (b) Borrower is not relying on any representations or warranties of Lender except as expressly set forth in the Documents.

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IN WITNESS WHEREOF, this Loan Agreement has been duly executed by Lender and Borrower as of the day and year first above written.

BORROWER:
FELCOR/CSS (SPE), L.L.C., a Delaware limited liability company
By:

Name:

Title:

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[SIGNATURE PAGE TO LOAN AGREEMENT]

LENDER: THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation By:_________________________________ Name:_______________________________ Title: Vice President

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JOINDER BY LESSEE TO

LOAN AGREEMENT

The undersigned, DJONT OPERATIONS, L.L.C., a Delaware limited liability company, being the Lessee under the Primary Lease (as defined and described in the foregoing Agreement), does hereby join in the execution of such Agreement for the purposes hereinafter set forth. All terms appearing as initially capitalized terms and not otherwise expressly defined in this Joinder shall have the respective meanings given them in the Agreement (including Schedule 1 thereto, which is hereby incorporated herein by this reference).

RECITALS

A.    Lessee, as the tenant under the Primary Lease, owns or controls certain of the Personal Property, Subleases (as defined and described in the Assignment of Leases), Lessee Rents (as defined and described in the Assignment of Leases) and other assets that are essential to the operation of the Property constituting Lender's security for the Loan.

B.     Lender is willing to make the Loan to Borrower only if Lessee assigns and sets over to Lender and grants to Lender a security interest in the Personal Property, Subleases, Lessee Rents and other assets owned or controlled by Lessee.

C.     Lender is relying on the undertakings and agreements of Lessee as set forth in this Joinder in agreeing to make the Loan, and in funding the Loan, to Borrower.

FOR good and valuable consideration, the receipt of which is hereby acknowledged, and which Lessee hereby agrees to be fair and adequate consideration for the execution and delivery of this Joinder and, except with respect to certain Documents being executed by Lessee with respect to the Property located in California and Louisiana) the similar joinders being executed by Lessee to certain of the other Documents (and the Instruments being executed by Lessee with respect to the Property located in California and Louisiana and the Assignment of Leases being executed by Lessee with respect to the Property located in California), Lessee agrees as follows:

1.         Liens and Security Interests. For valuable consideration, Lessee hereby agrees to subject all of its leasehold estate and other rights, title, and interests in and to the Land and Improvements, to the lien of the Instruments, and Lessee hereby agrees to grant, bargain, sell, assign, transfer, pledge, mortgage, warrant, and convey the same to Lender, as security for the Obligations. In addition, Lessee hereby agrees to assign and pledge to Lender, and grant to Lender a security interest in, all of Lessee's right, title and interest in and to the Lessee Personal Property (as defined in the Instruments).

2.         Assignment of Subleases and Lessee Rents. Lessee hereby agrees to assign, sets over, and transfer to Lender all of Lessee's right, title, interest and estates in and to the Subleases and Lessee Rents, subject to the terms and license granted to the Lessee under those certain Assignment of Leases made by Borrower to Lender, and, except with respect to the Property located in California, joined in by Lessee, and that certain Assignment of Leases made by Lessee to Lender with respect to the Property located in California, all dated the same date as this Agreement (the "Assignments of Leases").

3.         Continuation of Existence. Lessee shall not (a) dissolve, terminate, or otherwise dispose of, directly, indirectly or by operation of law, all or substantially all of its assets; (b) reorganize or change its legal structure without Lender’s prior written consent; (c) change its name, address, or the name under which Lessee conducts its business without promptly notifying Lender; or (d) do anything to cause the representations in Section 4.2 below to become untrue.

4.	Representations and Warranties.

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4.1       Title, Legal Status and Authority. Lessee (i) has good title to the Lessee Personal Property, free and clear of all liens, charges, encumbrances, and security interests, except the Permitted Encumbrances; (ii) will forever warrant and defend its title to the Lessee Personal Property and the validity, enforceability, and priority of the lien and security interest created by the Documents executed by Lessee against the claims of all persons; (iii) is a limited liability company duly organized, validly existing, and in good standing and qualified to transact business under the laws of its state of organization and each State where the Property is located; and (iv) has all necessary approvals, governmental and otherwise, and full power and authority to own its properties (including the Lessee Personal Property) and carry on its business.

4.2       Validity of Loan. The execution, delivery and performance of this Joinder, the similar joinders being executed by Lessee to certain of the Documents, and the Documents executed by Lessee (i) are within the power of Lessee, (ii) have been authorized by all requisite action; (iii) have received all necessary approvals and consents; (iv) will not violate, conflict with, breach, or constitute (with notice or lapse of time, or both) a default under (A) any law, order or judgment of any court or governmental authority applicable to Lessee, or the governing instrument of Lessee or (B) any indenture, agreement, or other instrument to which Lessee is a party or by which Lessee or any of its property is bound or affected; (v) will not result in the creation or imposition of any lien, charge, or encumbrance upon any of its properties or assets except for those in this Joinder, the similar joinders being executed by Lessee to certain of the other Documents, and those created by the other Documents; and (vi) will not require any authorization or license from, or any filing with, any governmental or other body (except for the recordation of the Instruments, the Assignments of Leases and the UCC-1 Financing Statements under the UCC). This Joinder, the similar joinders being executed by Lessee to certain of the other Documents, and the other Documents executed by Lessee constitute legal, valid, and binding obligations of Lessee.

4.3       Litigation. There is no action, suit, or proceeding, judicial, administrative, or otherwise (including any condemnation or similar proceeding), pending or, to the best knowledge of Lessee, threatened or contemplated against, or affecting, Lessee or the Property which would have a material adverse affect on either the Property or Lessee's ability to perform its obligations hereunder.

4.4	Status of Property.

(a)       The Land and Improvements are not located in an area identified by the Secretary of Housing and Urban Development, or any successor, as an area having special flood hazards pursuant to the Flood Acts or, if located within any such area, Borrower or Lessee has and will maintain the insurance prescribed in Section 4.06(a)(iv) of the Loan Agreement.

(b)       Borrower or Lessee, as the case may be, has all necessary (i) certificates, licenses, and other approvals, governmental and otherwise, for the operation of the Property and the conduct of its business and (ii) zoning, building code, land use, environmental and other similar permits or approvals, all of which are currently in full force and effect and not subject to revocation, suspension, forfeiture, or modification. To the best of Lessee’s knowledge after due inquiry and investigation, the Property and its use and occupancy is in full compliance with all Laws (other than the Americans with Disabilities Act, for which the Property is in substantial compliance), and Lessee has not received any notice of any violation or potential violation of the Laws which has not been remedied or satisfied.

(c)       The Property is served by all utilities (including water and sewer) required for its use.

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(d)       All public roads and streets necessary to serve the Property for its use have been completed, are serviceable, are legally open, and have been dedicated to and accepted by the appropriate governmental entities.

(e)	The Property is free from damage caused by fire or other casualty.

(f)        All costs and expenses for labor, materials, supplies, and equipment used in the construction of the Improvements have been paid in full except for the Permitted Encumbrances.

(g)       Lessee owns and has paid in full all tangible Lessee Personal Property used in connection with the operation of the Property, free of all security interest, liens or encumbrances except the Permitted Encumbrances and those created by this Joinder, the similar joinders being executed by Lessee to certain of the other Documents, and the other Documents executed by Lessee.

(h)       The Property is assessed for real estate tax purposes as one or more wholly independent tax lot(s), separate from any adjoining land or improvements and no other land or improvements is assessed and taxed together with the Property.

4.5       Tax Status of Lessee. Lessee is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

4.6       Bankruptcy and Equivalent Value. No bankruptcy, reorganization, insolvency, liquidation, or other proceeding for the relief of debtors has been instituted by or against Lessee. Lessee has received reasonably equivalent value for granting this Joinder, the similar joinders being executed by Lessee to certain of the other Documents, and the other Documents executed by Lessee.

4.7       Disclosure. Lessee has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading. There has been no adverse change in any condition, fact, circumstance, or event that would make any such information materially inaccurate, incomplete or otherwise misleading.

4.8       Illegal Activity. No portion of the Property has been or will be purchased, improved, fixtured, equipped or furnished with proceeds of any illegal activity and, to the best of Lessee's knowledge, there are no illegal activities at or on the Property.

4.9       Primary Lease. The Primary Lease is in full force and effect; no default by Lessee has occurred under the Primary Lease; and there is no existing condition which, but for the passage of time or the giving of notice, would result in a default by Lessee or, to the knowledge of Lessee, by Borrower under the terms of the Primary Lease. Lessee's interest in the Property is assignable to Lender without the consent of, or notice to, Borrower (or any such consent or notice that is required has been given).

5.         ERISA. Lessee represents and warrants to Lender that (i) Lessee is not an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "governmental plan" within the meaning of Section 3(32) of ERISA; (ii) Lessee is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; (iii) the assets of the Lessee do not constitute "plan assets" of one or more plans within the meaning of 29 C.F.R. Section 2510.3-10 1; and (iv) one or more of the following circumstances is true as to Lessee: (1) equity interests in Lessee are publicly offered securities, within the

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meaning of 29 C.F.R. Section 2510.3-101(b)(2); (2) less than twenty-five percent (25%) of all equity interests in Lessee are held by "benefit plan investors" within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (3) Lessee qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. Section 2510.3-101(c) or (e). Lessee shall deliver to Lender such certifications and/or other evidence periodically requested by Lender, in its sole discretion, to verify these representations and warranties. Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause this Joinder or any exercise of Lender's rights under this Joinder to (i) constitute a non-exempt prohibited transaction under ERISA or (ii) violate ERISA or any state statute regulating governmental plans shall also constitute a "Violation", and shall be an Event of Default. Notwithstanding anything in the Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in Lessee or the Property (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would, in Lender's opinion, negate the representations in this Section or cause a Violation. At least fifteen (15) days before consummation of any of the foregoing, Lessee shall obtain from the proposed transferee or lienholder (i) a certification to Lender that the representations and warranties of this Section will be true after consummation and (ii) an agreement to comply with this Section.

6.         Environmental Representations and Warranties. Lessee represents and warrants, to the best of Lessee's knowledge (after due inquiry and investigation) and additionally based upon the Environmental Report of the Property delivered to and approved by Lender in connection with the Loan, that except as fully disclosed in the Environmental Report: (i) there are no Hazardous Materials or underground storage tanks affecting the Property except for (A) routine office, cleaning, janitorial and other materials and supplies necessary to operate the Property for its current use and (B) Hazardous Materials that (1) are in compliance with Environmental Laws, (2) have all required permits, and (3) are in only the amounts necessary to operate the Property; (ii) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law affecting the Property; (iii) there is no past or present non-compliance with Environmental Laws or with permits issued pursuant thereto; (iv) Lessee does not know of, and has not received, any written or oral notice or communication from any person relating to Hazardous Materials affecting the Property; and (v) Lessee has provided to Lender, in writing, all information relating to environmental conditions affecting the Property known to Lessee or contained in Lessee's files.

7.         Compliance with Agreement. Lessee hereby acknowledges and agrees that it shall comply with, and that its rights as Lessee under the Primary Lease shall be subject to, the following provisions of the Agreement (the same being hereby incorporated herein as covenants of Lessee as if fully set forth herein):

(a)       Sections 4.03(a) (as applied to Assessments that Lessee is responsible for under the Primary Lease) and 4.03(b);

(b)	Section 4.04 (as applied to the Lessee Personal Property);

(c)       Section 4.05 (to the extent that Lessee is responsible for under the Primary Lease);

(d)       Sections 4.06(b), (c), (d) and (e) (as applied to insurance Lessee is responsible for carrying under the Primary Lease);

(e)       Sections 4.07 and 4.08 (insofar as the same may conflict with the provisions of the Primary Lease);

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(f)        Section 4.09 (as applied to Liens for which Lessee is responsible under the Primary Lease);

(g)	Section 4.10 (as applied to Subleases);

(h)       Section 4.12(b) (insofar as the same may apply to Lessee's activities and operations on the Property and/or to environmental matters for which the Lessee is responsible under the Primary Lease) and Section 4.12(c) (with respect to any environmental matters that may require remediation during the term of the Primary Lease);

(i)	Section 4.14;
(j)	Section 4.15(e);
(k)	Section 4.18;
(l)	Section 4.19;
(m)	Section 4.25;

(n)       Sections 5.01 and 5.02 (as applied to transfers by, or with respect to, Lessee);

(o)       Section 6.01 (insofar as the occurrence of any Event of Default, whether caused by Borrower or by Lessee, may entitle Lender to foreclose any of the Instruments and exercise its other remedies, it being agreed by Lessee that no separate notice or right to cure with respect to any default under the Instruments or other Documents shall apply for the benefit of Lessee);

(p)       Section 6.02 (it being agreed by Lessee that, upon an Event of Default, Lender shall be entitled to exercise the remedies provided for in Article VI and in the other Documents, the result of which may be, among other things, to extinguish Lessee's leasehold estate in the Land and Improvements and divest Lessee of the Lessee Personal Property); and

(q)	Sections 8.03 through 8.07.

8.         Borrower's Compliance with Mortgage. Where the provisions or requirements of the Instruments conflict with those of the Primary Leases, the compliance by Borrower with the terms of the Instruments shall in no event constitute a default by Borrower as landlord under the Primary Leases or give rise to any remedial or other rights of the Lessee, notwithstanding that such compliance by Borrower does not satisfy the obligations of the Borrower as landlord under the Primary Leases; provided, however, that in any case in which any such Primary Lease is foreclosed under the related Instrument or compliance with the terms of such Instrument results in Lessee losing possession or use of all or any substantial portion of the Property, Lessee shall be entitled to exercise any remedies it may have against parties other than Borrower or Lender on account of such event.

9.         No Personal Liability. Nothing in this Joinder shall be deemed or construed to render Lessee personally liable for payment of the Loan, or for payment or performance of any of the Obligations (except that notwithstanding the foregoing, nothing in this Joinder shall modify or limit the obligations of the Lessee under the Primary Leases (it being expressly agreed by Lessee that upon the occurrence of an Event of Default, Lender shall be entitled to enforce the provisions of the Primary Leases directly against Lessee)), and Lender shall look solely to Borrower and to Lender's security for the Obligations for recovery of any and all amounts payable under the Note, the Instruments, or the other

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Documents; provided, however, that the foregoing shall not (subject to the provisions above of this paragraph) preclude Lender from (a) asserting the existence of an Event of Default and exercising its remedies as a result of any Event of Default that results from any act or failure to act by Lessee, (b) naming Lessee as a defendant in any action to foreclose the Instruments or otherwise realize upon its security for the Loan, expressly including the rights, title and interests of Lessee as described in this Joinder, or obtaining a receiver for the Property, or (c) seeking any injunctive, declaratory, or other relief with respect to any violation by Lessee of the provisions of the Agreement or any of the other Documents.

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IN WITNESS WHEREOF, Lessee has executed this Joinder as of the date of the Agreement.

DJONT OPERATIONS, L.L.C., a Delaware limited liability company
By:

Name:

Its:

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Schedule 1

Definitions

“Acceptable Hotel Franchise Agreement” shall mean a new hotel franchise agreement with a nationally-recognized franchisor of hotel properties of equivalent or better class than the Property and whose financial condition and business reputation are reasonably acceptable to Lender and on economic terms equivalent to those generally applicable in the market at the time for similar agreements (as demonstrated by Borrower to the reasonable satisfaction of Lender) and shall otherwise be in form an content reasonably acceptable to Lender.

“Additional Funds” shall have the meaning ascribed to such term in Section 4,07(c).

“affecting the Property” shall have the meaning ascribed to such term in Section 4.12(a).

“Agreement” means this Loan Agreement dated as of the date hereof, as it may be amended, supplemented or otherwise modified from time to time.

“Anti-Terrorism Regulations” shall have the meaning ascribed to such term in Section 4.20(b).

“Assignments of Leases” means, collectively, each assignment of the lessor’s interest in leases and rents executed and delivered by Borrower in connection with an Individual Property for the benefit of Lender, as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“Assessments” shall have the meaning ascribed to such term in Section 4.03(a).

“Award” shall have the meaning ascribed to such term in Section 4.08(b).

"Bankruptcy Code" shall mean Title 7 or 11 of the United States Code, as amended from time to time, or any similar federal or state laws now or later enacted for the relief of debtors.

“Borrower” means FelCor/CSS (SPE), L.L.C., a Delaware limited liability company.

“Closing” or “Closing Date” means the date of this Agreement.

“Closing Certification” means the Closing Certification executed and delivered by Borrower to Lender as of the date hereof in a form satisfactory to Lender.

“Collateral Documents” means, collectively, the Instruments, the Assignments of Leases, the Financing Statements, the Environmental and ERISA Indemnities, and all other instruments or documents now or hereafter granting Liens on property of Borrowers or any related entity for the benefit of Lender in connection with the Loan.

“Daily Charge” has the meaning ascribed to such term in Section 2.05.

“Damage” shall have the meaning ascribed to such term in Section 4.07(a).

“Debt Service Coverage Ratio” shall mean the ratio, as reasonably determined by Lender, calculated by dividing (i) NOI by (II) TADS.

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“Default Rate” has the meaning ascribed to such term in the Notes.

“Discount Rate” is the rate which, when compounded monthly, is equivalent to the Treasury Rate (defined below), when compounded semi-annually, plus two hundred (200) basis points.

“Documents” means this Agreement, the Notes, the Collateral Documents, and any other document or certificate executed and delivered by any Borrower to Lender in connection with the transactions contemplated by this Agreement

“Due Date” shall have the meaning ascribed to such term in the Notes.

“Environmental and ERISA Indemnity Agreement” means, with respect to an Individual Property, the Environmental and ERISA Indemnity Agreement executed and delivered by Borrower to Lender, as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“Environmental Law” shall have the meaning ascribed to such term in Section 4.12(a).

“Environmental Liens” shall have the meaning ascribed to such term in Section 4.12(b).

“Environmental Report” shall have the meaning ascribed to such term in Section 4.12(a).

“Environmental Site Assessment” means, with respect to an Individual Property, an assessment by an environmental consultant approved by Lender to determine the presence of hazardous material and/or wastes. Any Environmental Site Assessment shall comply with the Environmental Site Assessment Scope of Work Guidelines previously delivered by Lender to Borrowers, as the same may be amended, modified or supplemented by Lender from time to time.

“ERISA” shall have the meaning ascribed to such term in Section 4.11(a).

“Executive Order 13224” shall have the meaning ascribed to such term in Section 3.09.

“FF&E” shall have the meaning ascribed to such term in Section 4.13(a).

“Financing Statement” means, with respect to an Individual Property, a UCC-1 Financing Statement executed and delivered by Borrower, as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“First Disbursement” has the meaning ascribed to such term in Section 2.02 hereof.

“First Notice” shall have the meaning ascribed to such term in Section 4.15(b).

“FLLP” means FelCor Lodging Limited Partnership, a Delaware limited partnership.

“Flood Acts” shall have the meaning ascribed to such term in Section 3.04.

“FLTI” means FelCor Lodging Trust Incorporated, a Maryland corporation.

“Franchise Agreement” shall mean, individually or collectively as the context may require, the franchise agreements between Lessee and Franchisor as more particularly described on Exhibit E attached hereto.

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“Franchisor” shall mean Embassy Suites Franchise LLC.

“Full replacement cost” shall have the meaning ascribed to such term in Section 4.06(a).

“Grace Period” shall have the meaning ascribed to such term in Section 6.01(b).

“Gross Annual Income” shall mean all income, room revenues, food and beverage revenue, and telephone revenue computed in accordance with generally accepted accounting principles (uniform system of hotel accounting) derived from the ownership and operation of the Property, including, but not limited to, the rents, utility charges, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any governmental authority, interest on the Reserve Funds, interest on credit accounts, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, insurance proceeds (other than business interruption or other loss of income insurance), unforfeited security deposits, utility and other similar deposits, escalations, and any forfeited security deposits.

“Hazardous Materials” shall have the meaning ascribed to such term in Section 4.12(a).

“Improvements” means, collectively, all buildings, structures and improvements (including fixtures) now or later located in or on the Land.

“Indebtedness” means the principal of and all other amounts, payments and premiums due under the Notes, and all other indebtedness of Borrowers to Lender and any additional advances under, evidenced by and/or secured by the Loan Documents, plus interest accruing on all such amounts as provided in the Loan Documents.

“Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of any Note, (c) any existing or prior servicer of the Loan, (d) any Trustee, (e) the officers, directors, shareholders, partners, members, employees and trustees of any of the foregoing, and (f) the heirs, legal representatives, successors and assigns of each of the foregoing.

“Individual Beneficiaries” shall have the meaning ascribed to such term in Section 3.09.

“Individual Loan” means the allocated loan amount identified with each Individual Property as reflected on Exhibit B attached hereto.

“Individual Property” means each property on which Lender has a Lien as security for the Loan. The Individual Properties as of the date hereof are set forth on Exhibit A-1 through Exhibit A-7 attached hereto.

“Individual Shareholders” shall heave the meaning ascribed to such term in Section 3.09.

“Insolvent” shall mean that, on the relevant date, (i) the fair value of the assets of such person is less than the total amount of liabilities, including, without limitation, subordinated or contingent liabilities, of such person, (ii) the present fair saleable value of the assets of such person is less than the amount that will be required to pay the probable liability of such person on its debts and other liabilities, subordinated, contingent or otherwise, (iii) such person is unable to realize upon its assets and pay its debts and other liabilities (subordinated or otherwise), contingent obligations and other commitments as they become due, (iv) such person intends to, and believes that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities become due, and (v) such person is engaged in a

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business for which such person’s property would constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after giving due consideration to the prevailing practice in the industry in which such person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Instrument” means a deed of trust, mortgage, deed to secure debt or other similar instrument, executed and delivered by Borrower, as “Trustor,” “Mortgagor,” or “Grantor”, for the benefit of Lender as “Beneficiary,” “Mortgagee” or “Grantee”, for an Individual Property, as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“Instruments” means, collectively, each of the Instruments for the Individual Properties.

“Land” means, collectively, the real property described on Exhibit A-1 through Exhibit A-7.

“Late Charge” shall have the meaning ascribed to such term in Section 2.05.

“Laws” shall have the meaning ascribed to such term in Section 4.05(c).

“Leases” shall have the meaning ascribed to such term in the Assignment of Leases.

“Lender” means The Prudential Insurance Company of America, a New Jersey corporation, and its successors and assigns.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any financing lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan” means the loan evidenced and secured by the Loan Documents.

“Loan Application” means that certain First Mortgage Loan Application dated March 17, 2009 made by Borrower to Lender.

“Loan to Value Ratio” means the ratio, as reasonably determined by Lender, of (i) the aggregate principal balance of all encumbrances against the Property to (ii) the fair market value of the Property.

“Make-Whole Fees” shall mean (i) all franchise fees accrued and/or payable prior to the Property Transition Date; and (ii) all costs to cure (in accordance with any requirements under the Hotel Franchise Agreement) any delinquencies or deficiencies of an operational or capital nature accruing or arising prior to the Property Transition Date.

“Management Agreement” shall mean, individually or collectively as the context may require, the management agreements between Lessee and Manager as more particularly described on Exhibit E attached hereto.

“Manager” shall mean Embassy Suites Management LLC.

“Maturity Date” shall mean April 1, 2014.

“Microbial Matter” shall have the meaning ascribed to such term in Section 4.12(a).

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“Net Proceeds” shall have the meaning ascribed to such term in Section 4.07(d).

“NOI” means the Gross Annual Income realized from operations of the Property for the applicable twelve (12) month period after subtracting all necessary and ordinary operating expenses (both fixed and variable) for that twelve (12) month period, including, without limitation, utilities, administrative expenses, cleaning, landscaping, security, repairs, and maintenance, ground rent payments, management fees, Reserve Funds, real estate and other taxes, assessments and insurance, but excluding deduction for federal, state and other income taxes, debt service expense, depreciation or amortization of capital expenditures, and other similar non-cash items. Documentation of NOI and expenses shall be certified by an officer of Borrower with detail satisfactory to Lender and shall be subject to the approval of Lender.

“Note” means, individually, any one of the Notes.

“Notes” means, collectively, each of (i) that certain Promissory Note dated even date herewith, in the original principal amount of $91,814,929.00, executed by Borrower, as maker, and payable to Lender or its order (the “Non-California Note”), and (ii) that certain Promissory Note dated even date herewith, in the original principal amount of $28,185,071.00, executed by Borrower, as maker, and payable to Lender or its order (the “California Note”).

“OFAC” shall have the meaning ascribed to such term in Section 3.09.

“OFAC Lists” shall have the meaning ascribed to such term in Section 3.09.

“OFAC Violation” shall have the meaning ascribed to such term in Section 4.20(c).

“O&M” shall have the meaning ascribed to such term in Section 4.12(b).

“Organization State” has the meaning ascribed to such term in Section 3.01.

“Outside Date” means June 15, 2009.

“PCBs” shall have the meaning ascribed to such term in Section 4.12(a).

“Permitted Encumbrances” shall have the meaning ascribed to such term in the Instruments.

“Prepayment Premium” shall have the meaning ascribed to such term in Section 2.07.

“Primary Lease” shall mean any of the Lease Agreements pursuant to which the Individual Properties have been leased by Borrower to DJONT Operations, LLC.

“Principal Payment Amount” shall have the meaning ascribed to such term in Section 5.03(c)

“Property” means, collectively, all of the Individual Properties.

“Property Release” shall have the meaning ascribed to such term in Section 5.03.

"Property Transition Date" shall have the meaning ascribed to such term in Section 7.01(k).

“PTE” shall have the meaning ascribed to such term in Section 4.11(a).

“Recourse Parties” means Borrower, FLLP and FLTI.

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“Recourse Party” means any one of the Recourse Parties.

“Refinance” has the meaning ascribed to such term in Section 2.02(b).

“Release” shall have the meaning ascribed to such term in Section 4.12(a).

“Release Price” shall have the meaning ascribed to such term in Section 5.03(c)

“Release Property” shall have the meaning ascribed to such term in Section 5.03

“Rent Loss Proceeds” shall have the meaning ascribed to such term in Section 4.07(c).

“Replacement Franchise Agreement” shall have the meaning ascribed to such term in Section 4.25(e).

“Restaurant Lease” shall mean any Lease with a Restaurant Tenant.

“Restaurant Tenants” shall have the meaning ascribed to such term in Section 4.08(d).

“Restoration” shall have the meaning ascribed to such term in Section 4.07(a).

“Second Disbursement” has the meaning ascribed to such term in Section 2.02.

“Second Notice” shall have the meaning ascribed to such term in Section 4.15(d).

“Special Notice Provisions” shall have the meaning ascribed to such term in Section 4.10(e).

"SPE Requirements" shall have the meaning ascribed to such term in Section 3.14.

“Title Policy” means each Lender’s ALTA Lender’s policy of title insurance issued to Lender, ensuring the priority of the Instruments.

“Taking” shall have the meaning ascribed to such term in Section 4.08(a).

“TADS” means the aggregate debt service payments on the Loan (calculated using a 300 month amortization schedule) and on all other indebtedness secured, or to be secured, by any part of the Property calculated on a trailing twelve-month basis and adjusted for any reduction in principal of the Loan contemplated by Section 5.03.

“Transaction Taxes” shall have the meaning ascribed to such term in Section 4.03(c).

“Treasury Rate” is the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of the Loan, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15 - Selected Interest Rates, conclusively determined by Lender (absent a clear mathematical calculation error) on the prepayment date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. If Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.

“U.C.C.” has the meaning ascribed to such term in Section 3.02.

“Violation” shall have the meaning ascribed to such term in Section 4.11(c).

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